Exhibit 10.2

Execution Version

$50,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

dated as of January 31, 2023

among

COLUMBUS HOLDING COMPANY,

as Holdings,

MADEIRA ACQUISITION CORP.,

as the Initial Borrower,

immediately after giving effect to the Merger, MERIDIAN BIOSCIENCE, INC.,

as the Borrower,

THE LENDERS PARTY HERETO,

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

		Page
ARTICLE I. DEFINITIONS		2
Section 1.01	Defined Terms	2
Section 1.02	Terms Generally	49
Section 1.03	Effectuation of Transactions	50
Section 1.04	Exchange Rates; Currency Equivalents	50
Section 1.05	Benchmark Replacement Notification	50
Section 1.06	Divisions	50
Section 1.07	Rates	50

ARTICLE II. REVOLVING CREDIT AND SWING LOAN FACILITIES		51
Section 2.01	Revolving Credit Commitments	51
Section 2.02	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	51
Section 2.03	Commitment Fees	51
Section 2.04	Reduction of Revolving Credit Commitments	52
Section 2.05	Revolving Credit Loan Requests; Swing Loan Requests	52
Section 2.06	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	53
Section 2.07	Notes	54
Section 2.08	Use of Proceeds	55
Section 2.09	Letter of Credit Subfacility	55
Section 2.10	Defaulting Lenders	62
Section 2.11	Intentionally Omitted	63

ARTICLE III. INTENTIONALLY OMITTED		63

ARTICLE IV. INTEREST RATES		63
Section 4.01	Interest Rate Options	63
Section 4.02	Rate Quotations	64
Section 4.03	Interest Periods	64
Section 4.04	Interest After Default	65
Section 4.05	Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting	65
Section 4.06	Selection of Interest Rate Options	70

ARTICLE V. PAYMENTS		71
Section 5.01	Payments	71
Section 5.02	Pro Rata Treatment of Lenders	71
Section 5.03	Sharing of Payments by Lenders	71
Section 5.04	Presumptions by Administrative Agent	72
Section 5.05	Interest Payment Dates	72
Section 5.06	Voluntary Prepayments	72
Section 5.07	Reserved	74
Section 5.08	Increased Costs	74
Section 5.09	Taxes	75
Section 5.10	Indemnity	79
Section 5.11	Settlement Date Procedures	79

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Exhibits and Schedules

Exhibit 1.1(A)	-	Assignment and Assumption Agreement
Exhibit 1.1(B)	-	Form of Solvency Certificate
Exhibit 1.1(N)(1)	-	Revolving Credit Note
Exhibit 1.1(N)(2)	-	Swing Loan Note
Exhibit 2.05(A)	-	Loan Request
Exhibit 2.05(B)	-	Swing Loan Request
Exhibit 5.09(G)(A)	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 5.09(G)(B)	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 5.09(G)(C)	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 5.09(G)(D)	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit 8.04(D)	-	Compliance Certificate

Schedule 1.01(a)	Subsidiary Loan Parties
Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(c)	Mortgaged Properties
Schedule 1.01(d)	Unrestricted Subsidiaries
Schedule 6.01	Organization and Good Standing
Schedule 6.04	Governmental Approvals
Schedule 6.07(a)	Material Real Properties
Schedule 6.07(b)	Possession under Leases
Schedule 6.07(c)	Intellectual Property
Schedule 6.08(a)	Subsidiaries
Schedule 6.08(b)	Subscriptions
Schedule 6.13	Taxes
Schedule 6.16	Environmental Matters
Schedule 6.20	Insurance
Schedule 6.28	Shares
Schedule 9.01	Indebtedness
Schedule 9.02	Liens
Schedule 9.03	Investments
Schedule 9.06	Transactions with Affiliates

-v-

REVOLVING CREDIT FACILITY CREDIT AGREEMENT dated as of January 31, 2023 (this “Agreement”), among Columbus Holding Company, a Delaware corporation (“Holdings”), Madeira Acquisition Corp., an Ohio corporation (the “Initial Borrower”) and, immediately after the Merger (as defined below) on the Closing Date (as defined in Section 1.01 [Defined Terms]; capitalized terms used but not otherwise defined in this introductory paragraph and in the recitals below shall have the meanings assigned thereto herein), Meridian Bioscience, Inc., an Ohio corporation, as the surviving entity of the Merger (the “Target”), the Lenders party hereto from time to time, and PNC Bank, National Association, as administrative agent for the Lenders.

WHEREAS, Meridian Bioscience, Inc., an Ohio corporation, the lenders party thereto, and PNC Bank, National Association, as administrative agent for the lenders entered into that certain $200,000,000 Revolving Credit Facility Amended and Restated Credit Agreement dated as of October 25, 2021 (which amended and restated that certain $125,000,000 Revolving Credit Facility Credit Agreement, dated as of May 24, 2019 as amended by that certain First Amendment and Consent, dated as of February 19, 2020)) (as it may have been amended from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, Meridian Bioscience, Inc. has requested the Lenders to provide a new revolving credit facility to the Borrower (as defined below) in an aggregate principal amount not to exceed $50,000,000;

WHEREAS, substantially concurrently with the funding of the initial Borrowing hereunder, the Borrower intends to repay in full and terminate the commitments under the Existing Credit Agreement (the “Closing Date Refinancing”);

WHEREAS, on the Closing Date, the Loan Parties shall enter into that certain Term Loan Credit Agreement, by and among Holdings, the Initial Borrower, the Target, the guarantors party thereto, the lenders party thereto, the lead arrangers party thereto, the coordinating bank party thereto, and Standard Chartered Bank, as administrative agent for the lenders thereunder;

WHEREAS, on the Closing Date, pursuant to the terms of the Acquisition Agreement, Holdings will acquire Meridian Bioscience, Inc. through a merger (the “Merger”) of Initial Borrower with and into the Target, with the Target as the surviving entity of the Merger and a wholly owned subsidiary of Holdings;

WHEREAS, on the Closing Date after consummation of the Merger, Holdings will directly own 100% of the Equity Interests of the Target;

WHEREAS, in order to complete the Closing Date Refinancing, the Merger and the Term Loan Credit Agreement and to pay the fees, costs and expenses incurred in connection with the Transactions, Holdings has requested that (x) on the Closing Date the lenders under the Term Loan Credit Agreement extend credit to the Initial Borrower in the form of a term loan credit facility denominated in U.S. Dollars in an aggregate principal amount of up to $500.0 million and (y) on or prior to the Closing Date, SD Biosensor shall have made the Minimum Sponsor Equity Investment; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

ACCORDINGLY, the parties hereto hereby as agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 7, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among the SD Biosensor, Holdings, the Initial Borrower and the Target.

“Additional Equity Investment” shall have the meaning assigned to such term in Section 10.01(s).

“Additional Equity Investor” shall have the meaning assigned to such term in Section 10.01(s).

“Additional Mortgage” shall mean a Mortgage executed and delivered after the Closing Date.

“Administrative Agent” shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, a subsidiary of that person or a Holding Company of that person or any other subsidiary of that Holding Company.

“Affiliate Transaction” shall have the meaning specified in Section 9.06(a) [Transactions with Affiliates].

“Agent” shall mean either the Administrative Agent and/or the Collateral Agent, as the context may require.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Anti-Corruption Laws” shall mean all Laws and requirements of any jurisdiction concerning or relating to bribery or corruption, including but not limited to the FCPA and the UK Bribery Act of 2010.

“Anti-Money Laundering Laws” shall mean any Law promulgated, issued, or enforced by any Governmental Authority with jurisdiction over any party to this Agreement relating to terrorist financing or anti-money laundering, including the Bank Secrecy Act, as amended by the USA PATRIOT Act.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, Sanctions, import/export licensing, money laundering, corruption or bribery, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 as amended and the rules and regulations thereunder, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Anticipated Cure Deadline” shall have the meaning assigned to such term in Section 10.03(a).

“Applicable Accounting Standards” shall mean (i) with respect to all financial statements of the Sponsor Guarantor and its Subsidiaries, including the Borrower and its Subsidiaries (with respect to the calculation of covenants applicable to the Sponsor Guarantor), IFRS, or (ii) with respect to the Borrower and its Subsidiaries (with respect to the calculation of covenants applicable to it) only, at the election of the Borrower, GAAP.

“Applicable Agent” shall mean (i) the Applicable Senior Collateral Agent (or other analogous term) under the Closing Date Pari Passu Intercreditor Agreement or (ii) if at any time there is no Closing Date Pari Passu Intercreditor Agreement then in effect, the Administrative Agent.

“Applicable Commitment Fee Rate” shall mean 0.50% per annum.

“Applicable Letter of Credit Fee Rate” shall mean 2.80% per annum.

“Applicable Margin” shall mean 2.80% per annum.

“Applicable Test Period” shall mean, as of any date, the Test Period most recently ended on or prior to such date for which financial statements shall have been delivered pursuant to Section 8.04(a)(x) [Financial Statements, Reports, etc.] or 8.04(b) [Financial Statements, Reports, etc.] (in the case of the Borrower and its Subsidiaries), or, in the case of the Sponsor Guarantor and its Subsidiaries, Section 3.2(b)(A) or (B) of the Sponsor Guarantee.

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage, immovable hypothec or lease of Real Property) to any person of any asset or assets of Holdings, the Borrower or any Subsidiary.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 12.08 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the U.S. Code (11 U.S.C. §§ 101 et seq.).

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.05(a) [Unascertainable; Increased Costs] or Section 4.05(b) [Illegality], to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.01(a)(i) [Revolving Credit Base Rate Option].

“Basel III” shall mean:

(a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in ““Basel III”: A global regulatory framework for more resilient banks and banking systems”, ““Basel III”: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall mean (a) initially, the Initial Borrower, and (b) upon and after the consummation of the Merger, the Target.

“Borrower Financial Covenant” shall have the meaning assigned to such term in Section 9.11(d) [Financial Covenants].

“Borrower Interest Coverage Covenant” shall have the meaning assigned to such term in Section 9.11(d) [Financial Covenants].

“Borrower Leverage Covenant” shall have the meaning assigned to such term in Section 9.11(c) [Financial Covenants].

“Borrowing” shall mean a group of Loans made on a single date to the Borrower and, in the case of a Borrowing to which the Term SOFR Rate Option applies, having the same Interest Period.

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Term SOFR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, (ii) all Loans to which a Daily SOFR Option applies shall constitute one Borrowing Tranche, and (iii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Budget” shall have the meaning assigned to such term in Section 8.04(f) [Financial Statements, Reports, etc.].

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in New York, New York or Pittsburgh, Pennsylvania (or, if otherwise, the lending office of the Administrative Agent); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real (immovable) or personal (movable) property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such person under the Applicable Accounting Standards and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with the Applicable Accounting Standards; provided that, for the purpose of the Loan Documents, any Capital Lease Obligation that would be treated as an operating lease under GAAP as of December 15, 2018 shall be treated as an operating lease under GAAP, IFRS or otherwise.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreements” shall have the meaning specified in Section 2.06(f) [Swing Loans Under Cash Management Agreements].

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et. Seq.), as amended from time to time, and any successor statute.

“CFC” shall mean a “controlled foreign corporation” as described in section 957 of the Code.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Control” shall be deemed to occur if, at any time:

(a) (i) SD Biosensor shall fail to own, directly or indirectly, beneficially and of record, at least 50% plus one (1) additional issued and outstanding voting Equity Interest of the Borrower, and (ii) SD Biosensor shall cease to Control the Borrower;

(b) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of (1) prior to the consummation of the Merger, the Initial Borrower and (2) after the consummation of the Merger, the Target.

(c) the Borrower shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of each of its Subsidiaries (excluding, with respect to any Foreign Subsidiary, nominal Equity Interests held by local nationals to the extent such issuances are required by applicable Law).

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case, be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIP Regulations” shall have the meaning specified in Section 11.14 [No Reliance on Administrative Agent’s Customer Identification Program].

“Cincinnati Real Properties” shall mean, collectively, the Real Properties commonly referred to as (i) 3471 Riverhills Drive, Cincinnati, Ohio 45244 (parcel No. 501-0009-0149-00 and parcel No. 501-0009-0022-00), (ii) 3485 Riverhills Drive, Cincinnati, Ohio 45244 (parcel No. 501-0009-0020-00 and parcel No. 501-0009-0574-00), (iii) 3455 Riverhills Drive, Cincinnati, Ohio 45244 (parcel No. 501-0009-0023-00) and (iv) 7035 Main Street, Cincinnati, Ohio 45244 (parcel No. 501-0004-0024-00 & 501-0004-0044-00) or, individually, each of the foregoing clauses (i)-(iv) as the context may require.

“Class”, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Revolving Credit Loans or Swing Loans and, when used in reference to any Lender, refers to whether such Lender has any outstanding Revolving Credit Loans or Revolving Credit Commitments.

“Closing Date” shall mean the date on which all of the conditions set forth in Section 7.01 [Conditions Precedent to Closing Date] have been satisfied or waived and the initial Borrowing of the Loans occurs.

“Closing Date Loan Parties” shall mean Holdings and the Initial Borrower and, immediately after the consummation of the Merger, the Target, Meridian Life Science, Inc., a Maine corporation, Meridian Bioscience Corporation, an Ohio corporation, Magellan Diagnostics, Inc., a Delaware corporation, Magellan Biosciences, Inc., a Delaware corporation, Bioline Reagents Limited, a private limited company incorporated in England and Wales and Meridian Bioscience International Limited, a private limited liability company incorporated in England and Wales.

“Closing Date Pari Passu Intercreditor Agreement” shall mean the intercreditor agreement, dated on the Closing Date, by and among the Borrower, the Loan Parties, the Administrative Agent and Standard Chartered Bank.

“Closing Date Refinancing” shall have the meaning assigned to such term in the recitals.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all the “Collateral” or “Security Assets” or “Charged Property” (or equivalent term) as defined in any Security Document and shall also include the “Mortgaged Property” or “Trust Property” (or equivalent terms) as defined in any Mortgage, and all other property, whether real or personal, that is subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall mean the party acting as collateral agent (or equivalent capacity) for the Secured Parties under the Security Documents. On the Closing Date, the Collateral Agent is the same person as the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein shall include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that (in each case subject to Section 8.10(g) [Further Assurances; Additional Security]):

(a) substantially concurrently with the funding of the initial Borrowing, the Administrative Agent shall have received (i) from each Closing Date Loan Party, a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such person, (ii) from the Sponsor Guarantor, a counterpart of the Sponsor Guarantee, duly executed and delivered on behalf of such person, and (iii) from Holdings, the Borrower and each Closing Date Loan Party that is a Domestic Subsidiary, a counterpart of the U.S. Security Agreement, duly executed and delivered on behalf of such person, in each case, together with a customary favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated as of the date of such Guarantee Agreement, Sponsor Guarantee, U.S. Security Agreement (as the case may be)) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders,

(b) (i) subject to the proviso to this clause (i), within three (3) months (or such later date as the Administrative Agent may agree) after the Closing Date, Deposit Account Control Agreements from Holdings, the Borrower and each Closing Date Loan Party that is a Domestic Subsidiary regarding deposit accounts of such Persons not constituting Excluded Accounts; provided, however, with respect to deposit accounts not constituting Excluded Accounts opened or acquired after such three (3) month period in a Permitted Business Acquisition or other permitted Investment, sixty (60) days (or such later date as the Administrative Agent may agree) after the date so opened or acquired; and (ii) substantially concurrently with the funding of the initial Borrowing, the Administrative Agent shall have received Securities Account Control Agreements from Holdings, the Borrower and each Closing Date Loan Party regarding securities accounts of such Persons; provided, however, with respect to securities accounts opened or acquired after the Closing Date, thirty (30) days (or such later date as the Administrative Agent may agree) after the date so opened or acquired;

(c) (i) substantially concurrently with the funding of the initial Borrowing, the Administrative Agent shall have received pledges in form and substance reasonably acceptable to the Administrative Agent of all the issued and outstanding Equity Interests (other than Equity Interests constituting Excluded Property) of the Borrower and each Subsidiary owned directly by a Loan Party on the Closing Date and listed on Schedule 1.01(a), together with (A) customary favorable written legal opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (B) a certificate relating to the organization, existence and good standing of the Borrower and the authorization of such pledge, and (C) a certificate in the form attached hereto as Exhibit 1.1(B), dated as of the Closing Date and signed by the chief financial officer (or other officer with equivalent duties) of the Borrower, confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to such pledge, and (ii) subject to the terms of the Closing Date Pari Passu Intercreditor Agreement, in the case of certificated Equity Interests required to be pledged pursuant to clause (i) above, the Administrative Agent shall have received, on the Closing Date, all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, or, in the case of certificates or other instruments (if any) representing such Equity Interests in a Foreign Subsidiary, within five (5) Business Days (or such later date as the Administrative Agent may agree) after the Closing Date.

(d) (i) substantially concurrently with the funding of the initial Borrowing (or on such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall permit), the Administrative Agent shall have received a counterpart of each English Security Agreement and the Guarantee Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Lenders, together with (A) customary favorable written legal opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (B) a certificate from a director of that English Loan Party attaching and certifying that the following documents are correct, complete and in full force and effect and have not been amended or superseded as at the Closing Date: (i) a copy of the organizational documents of that English Loan Party; (ii) a copy of a resolution of the board of directors of that English Loan Party; (iii) a copy of a resolution signed by all the holders of the issued shares in that English Loan Party; and (iv) subject to the terms of the Closing Date Pari Passu Intercreditor Agreement, in the case of certificated Equity Interests required to be pledged pursuant to clause (i) above, the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests within five (5) Business Days (or such later date as the Administrative Agent may agree) after the Closing Date;

(e) (i) all Indebtedness of Holdings and each Subsidiary (other than (a) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries and (b) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party, if evidenced by a promissory note or an instrument, shall have been pledged pursuant to the U.S. Security Agreement (or other applicable

Security Document), and (ii) to the extent required by the terms of the U.S. Security Agreement, subject to the terms of the Closing Date Pari Passu Intercreditor Agreement, the Applicable Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank within five (5) Business Days (or such later date as the Administrative Agent may agree) after the Closing Date;

(f) in the case of any person that becomes a direct Subsidiary of a Loan Party (other than an Excluded Subsidiary) after the Closing Date, the Administrative Agent shall have received, within twenty (20) Business Days after such person becomes a direct Subsidiary of a Loan Party (or such longer time as is required under applicable law or which the Administrative Agent, acting at the direction of the Required Lenders, shall permit), a supplement to the relevant Security Documents, in each case in the form specified therein, or as the case may be, a pledge over the Equity Interests of such person in form and substance reasonably satisfactory to the Administrative Agent and the Lenders duly executed and delivered by the applicable Loan Party and the Administrative Agent together with customary favorable written legal opinion(s) (addressed to the Administrative Agent and the Lenders and dated as of the date of such pledge) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and subject to the terms of the Closing Date Pari Passu Intercreditor Agreement, the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, however that (x) in the case of any CFC that is a Material Subsidiary that is formed or acquired after the Closing Date, the obligation to enter into the Guarantee Agreement shall not be required until the one year anniversary of the date of formation or acquisition, as applicable, and (y) in the case of CFCs or any Domestic Subsidiaries that are Foreign Subsidiary Holdcos, in each case, that have not been both in existence and owned by the Borrower or one of its Subsidiaries for more than one year, the Equity Interest of such CFC or any Foreign Subsidiary Holdco that are required to be pledged shall be limited to 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to the Borrower or its Affiliates, including after taking into account Section 245A of the Code and Treasury Regulation Section 1.956-1 (as determined by the Borrower in good faith)) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such CFC or such Foreign Subsidiary Holdco, in either case owned directly by Borrower or indirectly by the Borrower solely through one or more Domestic Subsidiaries;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including UCC financing statements (provided that no such UCC filings or searches (other than in the District of Columbia) shall be required by an English Loan Party) and other similar statements or forms used in other relevant jurisdictions, required by Law or reasonably requested by the Required Lenders to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents under applicable law, shall have been filed, registered or recorded or arrangements reasonably satisfactory to the Administrative Agent and the Lenders or to be filed, registered or recorded concurrently with or promptly following the execution and delivery of each such Security Document (and in the case of Security Documents entered into by an English Loan Party, filing at Companies House in accordance with Section 859A of the Companies Act 2006);

(h) with respect to any Material Real Property (including the Cincinnati Real Properties), the Administrative Agent shall have received (i) a Mortgage with respect to such Real Property duly executed and delivered by the record owner of such Real Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 9.02 [Liens], together with such endorsements as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction, in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties, (iii) an independent appraisal of such Mortgaged Property if required by FIRREA, (iv) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to such Mortgaged Property, and, if such Material Real Property is located in a special flood hazard area, (x) a notice to (and confirmation of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the availability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by the Flood Insurance Laws or as otherwise required by the Lenders, (v) a customary favorable written legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction (a) where a Mortgaged Property is located regarding the enforceability of the Mortgage, and (b) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other customary matters as may be reasonably requested by the Administrative Agent, (vi) (a) a survey reasonably satisfactory to the Administrative Agent or (b) an existing survey, Express Map or other similar documentation that is available together with a no change affidavit of such Mortgaged Property and for which survey coverage is available for the policy or policies of title insurance referenced in clause (ii) above without the need for such new or updated surveys, and (vii) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording such Mortgage and any fixture filings in appropriate county land office(s), and (viii) at the request of the Administrative Agent, a Phase I environmental assessment in form and substance reasonably satisfactory to the Administrative Agent with respect to any Mortgaged Property located within the United States;

(i) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(j) after the Closing Date, the Administrative Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 8.10 [Further Assurances; Additional Security], and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 8.10 [Further Assurances; Additional Security].

Notwithstanding anything to the contrary, solely with respect to any assets (including intellectual property) located or titled inside of the United States, or governed by or arising under the laws of the United States or a jurisdiction inside of the United States, the Loan Parties shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property, (C) execution of control agreements or (D) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates and intercompany notes and other instruments or securities, in each case as expressly required in the Security Documents, or (ii) to provide any notice to or obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof).

Notwithstanding anything herein to the contrary, the Administrative Agent shall not accept any Mortgage pursuant to this Credit Agreement without making available the flood compliance documentation referred to in clause (h)(iv) above to each Lender that has identified itself to the Administrative Agent as a federally regulated lender subject to flood regulations, and Administrative Agent not having received any objection to accepting such Mortgage within fifteen (15) days of making such materials available; provided that, with respect to any Material Real Property for which a Mortgage was not accepted by the Administrative Agent pursuant to the foregoing, no Default or Event of Default of Loan Parties shall occur and the Loan Parties shall be deemed to be in compliance with respect to clause (h).

“Commitment” shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of the Swing Loan Lender, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

“Commitment Fee” shall have the meaning specified in Section 2.03 [Commitment Fees].

“Compliance Certificate” shall mean a certificate of a Financial Officer or director of the Borrower delivered pursuant to Section 8.04(d) [Financial Statements, Reports, etc.] for the Applicable Test Period, to be substantially in the form set forth in Exhibit 8.04(D).

“Conforming Changes” shall mean, with respect to the Term SOFR Rate, Daily SOFR, or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily SOFR, or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily SOFR, or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Four Quarter EBITDA” shall mean, as of any date of determination, EBITDA for the Applicable Test Period, calculated on a Pro Forma Basis.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (including all fees and expenses relating thereto) including any (i) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to new product lines, plant shutdown costs or acquisition integration costs and (ii) fees, expenses or charges related to any offering of Equity Interests of the Borrower or any Parent Entity, any Investment, acquisition or incurrence, refinancing, amendment or modification of Indebtedness permitted to be incurred or so refinanced, amended or modified, as the case may be, hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, shall be excluded; provided that amounts excluded under this clause (a), when taken together with adjustments pursuant to clauses (a)(iv), (a)(v)(y), (a)(vi), (a)(vii), (a)(viii) and (a)(ix) of the definition of EBITDA shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(b) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) from abandoned, closed or discontinued operations and any net after-tax gain or loss (less all fees and expenses or charges relating thereto) on disposal of abandoned, closed or discontinued operations shall be excluded,

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded,

(e) (i) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (i),

(f) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(g) any increase in amortization or depreciation or any non-cash charges or other increase or reduction in Consolidated Net Income, in each case resulting from purchase accounting shall be excluded,

(h) any non-cash impairment charges or non-cash charges resulting from the amortization of intangibles, in each case arising pursuant to the application of the Applicable Accounting Standards, shall be excluded,

(i) any non-cash expenses realized or resulting from grants and sales of stock, stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights of such person or any of its subsidiaries shall be excluded,

(j) (1) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (2) amounts estimated in good faith to be received from insurance (determined after consultation with the Administrative Agent) in respect of lost revenues or earnings relating to liability or casualty events or business interruption shall be included (with a deduction (x) for amounts actually received up to such estimated amount to the extent included in Net Income in a future period and (y) for amounts so added back to the extent not so received within 365 days),

(k) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded,

(l) non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(m) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Financial Accounting Standard 52 shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with the Applicable Accounting Standards, as set forth on the consolidated balance sheet of the Borrower as of such date and calculated on a Pro Forma Basis for any asset acquisition or disposition by the Borrower or a Subsidiary.

“Control” shall mean the possession, directly or indirectly, of the power to appoint and/or remove the majority of the members of the governing body of another person or otherwise direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” shall have meanings correlative thereto.

“Covered Party” shall have the meaning assigned to such term in Section 12.14(a) [No Reliance on Administrative Agent’s Customer Identification Program].

“Cure Amount” shall have the meaning assigned to such term in Section 10.03(a) [Equity Cure].

“Cure Period” shall have the meaning assigned to such term in Section 10.03(a) [Equity Cure].

“Cure Right” shall have the meaning assigned to such term in Section 10.03(a) [Equity Cure].

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Daily SOFR” shall mean Daily Simple SOFR.

“Daily SOFR Loan” means a Loan that bears interest based on Daily SOFR.

“Daily SOFR Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.10(a)(iii) [Revolving Credit Daily SOFR Option].

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect, in each case as amended, including any corporate Law of any jurisdiction which may be used by a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto (but, in each case shall exclude any part of such laws, rules or regulations which relate solely to any solvent reorganization or solvent restructuring process).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, any Lender that: (a) has failed, within 2 Business Days of the date required to be funded or paid, to: (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, the Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within 2 Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company (a) becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or (b) becoming the subject of a Bail-In Action, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Deposit Account Control Agreement” shall mean each Deposit Account Control Agreement (or other agreement serving a similar purpose) entered into by and among the Borrower or any Material Domestic Subsidiary, the depositary banks thereto and the Administrative Agent in respect of any bank account (other than Excluded Accounts) of the Borrower or such Material Domestic Subsidiary which is subject to the U.S. Security Agreement from time to time (in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of Unrestricted Cash received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security or other Equity Interests into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date then in effect at the time of issuance of such Equity Interests; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“DOJ” shall mean the United States Department of Justice.

“DOJ Escrow Account” shall mean an escrow account with respect to the DOJ Settlement, the proceeds of which will be used in accordance with the DOJ Investigation Anticipated Outcome or otherwise in accordance with the terms of the DOJ Settlement.

“DOJ Investigation” has the meaning defined in the Acquisition Agreement as in effect on the date hereof.

“DOJ Investigation Anticipated Outcome” shall have the meaning assigned to such term in Section 7.01(cc).

“DOJ Permitted Discretion” shall mean a determination made by a Lender in good faith.

“DOJ Settlement” shall mean the settlement or settlements with, or other adverse actions taken by, the DOJ or any other Governmental Authority, in each case, in respect of the DOJ Investigation.

“Dollar Equivalent” shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent pursuant to clause (b) above shall be conclusive absent manifest error.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Drawing Date” shall have the meaning specified in Section 2.09(c)(i) [Disbursements, Reimbursement].

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period, plus (a) the sum of (in each case without duplication and to the extent deducted (other than clause (vii)) in determining such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits, revenue or capital of the Borrower and the Subsidiaries for such period, including federal, foreign and state income, franchise, excise and similar Taxes based on income, profits, revenue or capital and foreign withholding Taxes and unreimbursed value added taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations and (without duplication) any payments in respect thereof to a Parent Entity,

(ii) Interest Expense of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) all amounts attributable to depreciation and amortization of the Borrower and its Subsidiaries for such period (including any increased expense or depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions and amortization charges or write-offs of deferred financing costs and debt issuance costs),

(iv) business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, retention, severance, systems establishment costs and excess pension charges) and charges associated with implementation of improved information systems and training for related personnel and other non-recurring restructuring, integration, start-up and other similar costs in connection with the Merger or any acquisition, disposition, restructuring or expansion initiative, including costs related to the closure and/or consolidation of facilities owned or leased by the Borrower or any of its Subsidiaries, contract termination costs, retention, recruiting, relocation and reallocation (including of employees, equipment and other assets and resources), severance and signing bonuses and expenses, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs incurred in connection with any of the foregoing; provided that with respect to each business optimization expense or other restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge; provided, further that adjustments under this clause (a)(iv), when taken together with adjustments pursuant to clauses (a)(v)(y), (a)(vi), (a)(vii), (a)(viii) and (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(v) (x) goodwill or other asset impairment charges, write-offs or write-downs and (y) any other non-cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; provided, further that adjustments under this clause (a)(v)(y), when taken together with adjustments pursuant to clause (a)(iv) above, clauses (a)(vi), (a)(vii), (a)(viii) and (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(vi) non-operating expenses; provided that adjustments under this clause (a)(vi), when taken together with adjustments pursuant to clauses (a)(iv) and (a)(v)(y) above, clauses (a)(vii), (a)(viii) and (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(vii) the amount of net cost savings, operating expense reductions and other operating improvements (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period and that are reasonably identifiable and factually supportable in the good faith determination of the Borrower and subject to certification by a Responsible Officer of the Borrower) as a result of actions taken or to be taken in connection (including actions taken prior to the Closing Date) with the Transactions, any acquisition, disposition or restructuring or cost savings initiative (including those of the type referred to in clause (iv) above) by the Borrower or any of its Subsidiaries, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions and only to the extent that the same have been realized or are reasonably expected to be realized within 12 months of the related acquisition, disposition or restructuring initiative; provided that adjustments under this clause (a)(vii), when taken together with adjustments pursuant to clauses (a)(iv), (a)(v)(y) and (a)(vi) above and clauses (a)(viii) and (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(viii) any non-recurring, non-capitalized fees, expenses, charges and costs in connection with the Transactions, financings, issuances or offerings of Equity Interests, Restricted Payments, recapitalizations, acquisitions, Investments, dispositions or the establishment of joint ventures, strategic alliances, consolidation or amalgamation, licenses, settlement of disputes, any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to its stated maturity pursuant to the agreements or instruments governing such Indebtedness) or similar arrangements during such period (including any costs of litigation or settlements of disputes in connection with any such transaction), in each case whether or not consummated; provided that adjustments under this clause (a)(viii), when taken together with adjustments pursuant to clauses (a)(iv), (a)(v)(y), (a)(vi) and (a)(vii) above, clause (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions); and

(ix) without duplication of any adjustment or addback made pursuant to this clause (a), other adjustments and addbacks identified in the Sponsors’ financial model and any other similar adjustments and addbacks made pursuant to any quality of earnings reports prepared in connection with the Transactions, any Permitted Business Acquisition or other permitted Investment by any registered public accountant of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent, in each case, delivered to the Administrative Agent; provided that adjustments under this clause (a)(ix), when taken together with adjustments pursuant to clauses (a)(iv), (a)(v)(y), (a)(vi), (a)(vii) and (a)(viii) above and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions);

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

For the avoidance of doubt, for purposes of calculation the Total Leverage Ratio, Pro Forma EBITDA (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Business Acquisition or other similar investment permitted under this Agreement) shall be added to EBITDA.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the “Closing Date” of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the “Closing Date” of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“English Loan Party” shall mean any Loan Party incorporated under the laws of England and Wales; as of the Closing Date, the English Loan Parties are Bioline Reagents Limited, a private limited company incorporated in England and Wales and Meridian Bioscience International Limited, a private limited company incorporated in England and Wales.

“English Security Agreements” shall mean (i) the English Law governed debenture over all of the assets (both present and future) of the English Loan Parties to be entered into by the English Loan Parties and the Administrative Agent, (ii) the English Law governed share charge over the Equity Interest in Meridian Bioscience International Limited to be entered into by Meridian Bioscience, Inc. and the Administrative Agent, and (iii) any other agreement governed by the laws of England and Wales entered into from time to time as agreed between the parties thereto granting a Lien upon the Collateral of an English Loan Party or in respect of Equity Interests in an English Loan Party required as security for payment of the Obligations pursuant to the terms hereof or any other Loan Document.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any action, claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, injunctions, permits, codes, ordinances, orders, orders in council, decrees, treaties, directives, judgments or legally binding agreements promulgated by or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the presence, use, handling, generation, management, transportation, treatment, storage, disposal, Release or threatened Release of, or exposure to, any hazardous materials or to human health and safety matters (to the extent relating to the Environment or hazardous materials).

“Environmental Liability” shall mean shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding convertible debt securities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than payment of PBGC premiums that are not past due); (e) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Plan; or (j) any filing of a notice of intent to terminate any Plan if such termination would require additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” has the meaning specified in Section 11.16(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 11.16(d) [Certain ERISA Matters].

“Erroneous Payment Impacted Class” has the meaning specified in Section 11.16(d) [Certain ERISA Matters].

“Erroneous Payment Return Deficiency” has the meaning specified in Section 11.16(d) [Certain ERISA Matters].

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 11.16(d) [Certain ERISA Matters].

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 10.01 [Events of Default].

“Evergreen Letter of Credit” shall have the meaning specified in Section 2.09(a) [Issuance of Letters of Credit].

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Accounts” shall mean (a) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s or its subsidiaries’ employees, (b) petty cash accounts, amounts on deposit in which do not exceed $250,000 in the aggregate for a period of more than three (3) Business Days, (c) exclusively hold customer funds or are otherwise used for cash collateral, (d) deposit accounts, securities accounts and other accounts of the U.S. Loan Parties not located in the United States, (e) zero balance and/or sweep accounts, (f) the DOJ Escrow Account, and (g) withholding tax and fiduciary accounts and other similar accounts.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall have the meaning assigned to such term in Section 8.10(g) [Further Assurances; Additional Security].

“Excluded Subsidiary” shall mean:

(a) any Foreign Subsidiary of a Borrower that is a CFC that is formed or acquired after the Closing Date, until the one year anniversary of the date of formation or acquisition, as applicable;

(b) any Domestic Subsidiary of a Borrower that is a Foreign Subsidiary Holdco that is formed or acquired after the Closing Date, until the one year anniversary of the date of formation or acquisition, as applicable;

(c) any Subsidiary of a Borrower that is a direct or indirect Subsidiary of a CFC or Foreign Subsidiary Holdco that is formed or acquired after the Closing Date, until the one year anniversary of the date of formation or acquisition, as applicable;

(d) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guarantee or by a binding contractual obligation existing on the Closing Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Guarantee (provided that such contractual obligation is not entered into by the Borrower or their Subsidiaries which are not an Unrestricted Subsidiaries for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Guarantee would require governmental (including regulatory) or third party (other than Holdings, the Borrower or a Subsidiary which is not an Unrestricted Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained; provided that if the applicable Law has lapsed or terminated, such Subsidiary will be deemed to have granted a security interest (and shall fulfill the Collateral and Guarantee Requirement within twenty (20) Business Days after the applicable Law has lapsed or terminated);

(e) any other Subsidiary with respect to which, the Borrower and Administrative Agent reasonably agree that the cost or other consequences (including any adverse Tax consequences) of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(f) any other Subsidiary to the extent the provision of a guaranty by such Subsidiary could reasonably be expected to result in material adverse Tax consequences as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent;

(g) any Unrestricted Subsidiary; and

(h) any Immaterial Subsidiary;

provided that the Borrower, in its sole discretion, may cause any Domestic Subsidiary which is not an Unrestricted Subsidiary that qualifies as an Excluded Subsidiary under clauses (b) through (h) above to become a Subsidiary Loan Party in accordance with Section 8.10 [Further Assurances; Additional Security] (subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary”.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.06(b) [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.09(g) [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.09(g) [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

“Expiration Date” shall mean, with respect to the Revolving Credit Commitments, January 31, 2028.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Sections of the Code.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977.

“FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Health Care Program” shall mean the Medicare, Medicaid and TRICARE programs and any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7(h) and 42 U.S.C. § 1320a-7b(f), respectively.

“Financial Covenants” shall mean the Borrower Financial Covenants and the Sponsor Financial Covenants

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” shall have the meaning specified in the definition of Lender Provided Foreign Currency Hedge.

“Foreign Lender” shall mean any Lender (a)(i) that is not disregarded for U.S. federal income tax purposes and (ii) that is not a U.S. Person or (b)(i) that is disregarded for U.S. federal income tax purposes and (iii) whose owner for U.S. federal income tax purposes is not a U.S. Person.

“Foreign Pension Plan” shall mean any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is not subject to the laws of the United States of America and that is established, maintained or contributed to by the Borrower or any of its Subsidiaries or in respect of which the Borrower or any of its Subsidiaries has any liability, obligation or contingent liability.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Holdco” shall mean (a) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are CFCs or (b) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are described in clause (a) above and/or this clause (b).

“Funded Debt” at any date shall mean the sum of (without duplication) (i) all Indebtedness for borrowed money, (ii) all Indebtedness evidenced by bonds, debentures, notes or similar instruments (excluding any notes issued to sellers in connection with an acquisition, except for the portion of such seller note which is due and payable), (iii) all obligations as lessee under capital leases (including any Capital Lease Obligations) and purchase money obligations which have been or should be recorded as liabilities on a balance sheet in accordance with the Applicable Accounting Standards, (iv) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business, consulting fees unless such fees are due and payable, or deferred management fees and including obligations constituting earnouts only once such obligations are due and payable), (v) all Indebtedness secured by a Lien on the property of a person, whether or not such Indebtedness shall have been assumed by such person (with the amount thereof being measured as the fair market value of such property), and (vi) all reimbursement obligations due and owing with respect to drawn letters of credit and banker’s acceptances (and, without duplication, all Guarantees of such Indebtedness in the preceding clauses (i) through (vi))). For the avoidance of doubt, “Funded Debt” shall exclude all obligations in respect of the DOJ Settlement.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02(b) [Terms Generally]; provided that any reference to the application of GAAP in Sections 6.13(b), 9.19 [Reserved], 8.04 [Financial Statements, Reports, etc.], 8.07 [Maintaining Records; Access to Properties and Inspections; Field Examinations] and 9.02 [Liens] to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, local or foreign court or tribunal or governmental or quasi-governmental agency, authority, instrumentality, arbitral body, commission or regulatory or legislative body (which shall include, without limitation, the European Central Bank, the Council of Ministers of the European Union and the Israel Innovation Authority).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Administrative Agent as amended, supplemented or otherwise modified from time to time.

“Guarantor Party” shall mean (i) the Sponsor Guarantor and (ii) any Loan Party party to the Guarantee Agreement.

“Hazardous Materials” shall mean (i) any substance, material, or other matter which is capable of causing harm to human health or the Environment, or (ii) all pollutants, contaminants, wastes, chemicals, materials, substances, constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances (PFAS), polychlorinated biphenyls or radon gas, and other matter of any nature subject to regulation, or for which standards are imposed, under any Environmental Law or which can give rise to liability under any Environmental Law.

“Health Care Laws” shall mean all applicable requirements of Law relating to the procurement, warehousing, storage, dispensing, distribution, delivery, shipping, handling, quality, purchase, sale, labeling, promotion, licensing, permitting, payment for, support of, advertising and marketing of any medical device, durable medical equipment, or drug product, including but not limited to: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), including without limitation the implementing regulations codified at Title 21 of the Code of Federal Regulations; (ii) the Federal Trade Commission Act (15 U.S.C. §§ 41-58); (iii) Title XVIII of the Social Security Act, 42 U.S.C. 1395-1395hhh (the Medicare statute) and implementing regulations and agency guidance; (iv) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and implementing regulations and agency guidance; (v) State Medicaid statutes, regulations, and guidance; (vi) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and state anti-kickback laws; (vii) the False Claims Act, 31 U.S.C. §§ 3729-3733 and state false claims laws; (viii) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (ix) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (x) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (xi) the Exclusion Laws, 42 U.S.C. § 1320a-7; and (xii) HIPAA and state Laws governing the privacy and security of personal health information.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and all regulations promulgated thereunder, and other requirements of Law regulating the privacy and/or security of patient-identifying health care information, including with respect to notification of breach of privacy or security of such information.

“Holding Company” shall mean, in relation to a person, any other person in respect of which it is a subsidiary.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“IFRS” shall mean the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect on the Closing Date and from time to time thereafter.

“IIA Charge Approval” shall mean the approval from the Israel Innovation Authority for the pledge and charge of the IIA Know How in favor of the Administrative Agent as security for the Obligations subject only to the execution of Agent on behalf of the Secured Parties of the IIA Undertaking.

“IIA Exercise Approval” shall mean the approval from the Israel Innovation Authority for the exercise and realization of the pledge and charge placed pursuant to the IIA Charge Approval.

“IIA Know How” shall mean the intellectual property (including, without limitation, any know-how), and any derivatives thereof, for which any of the Israeli Loan Parties is the recorded “approval recipient” (as such term is used in the Israeli Research Law) or for which any of the Israeli Loan Parties have obligations vis-à-vis the Israel Innovation Authority.

“IIA Undertaking” shall mean an undertaking of the Administrative Agent on behalf of Lenders in favor of the Israeli Innovation Authority in the form acceptable to the Israel Innovation Authority in connection with the IIA Charge Approval.

“Immaterial Subsidiary” shall mean any Subsidiary (other than any Loan Party on the Closing Date) (a) identified on Schedule 1.01(b) or (b) that is designated by the Borrower as an Immaterial Subsidiary hereunder by prior written notice to the Administrative Agent; provided, that a Subsidiary shall only be permitted to be an Immaterial Subsidiary so long as, as of the last day of the fiscal quarter of the Borrower most recently ended, (A) such Immaterial Subsidiary did not have revenue with a value in excess of 5.0% of the EBITDA representing in excess of 5.0% of total EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of such date and (B) when taken together with all other Immaterial Subsidiaries as of such date, such Immaterial Subsidiaries did not have assets with a value in excess of 10.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries on a consolidated basis as of such date; Notwithstanding anything to the contrary in the preceding clause (b), the Target shall not be designated as an Immaterial Subsidiary. Any Immaterial Subsidiary may be designated to be a Material Subsidiary for the purposes of this Agreement by written notice to the Administrative Agent.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower or any Parent Entity and the accretion of original issue discount or liquidation preference.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with the Applicable Accounting Standards, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any

Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (i) trade payables, accrued expenses and intercompany current liabilities arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (iv) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with the Applicable Accounting Standards. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. For the avoidance of doubt, “Indebtedness” shall exclude all the unpaid installments of the DOJ Settlement.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 12.03(b).

“Ineligible Institution” shall mean any of the persons as may be identified in writing to the Administrative Agent and the Lenders by the Borrower from time to time following the Closing Date constituting bona fide business competitors of the Borrower or its Subsidiaries (in the good faith determination of the Borrower) by delivery of a notice thereof to the Administrative Agent and the Lenders setting forth such person or persons (or the person or persons previously identified to the Administrative Agent and the Lenders that are to be no longer considered “Ineligible Institutions”); provided, that any update pursuant to the above shall not become effective until the fifth (5th) Business Day following the Administrative Agent and the Lenders’ receipt of such notice and no such updates pursuant to the above shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions; provided further that Lenders may disclose such Ineligible Institutions to any prospective eligible assignee or prospective Participant subject to customary confidentiality arrangements.

“Information” shall have the meaning assigned to such term in Section 6.14 [No Material Misstatements](a).

“Initial Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 6.22.

“Interest Coverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) EBITDA for such Test Period to (b) the Interest Expense (other than Interest Expense relating to Indebtedness which has been discharged and excluding, in any case, any closing, amendment or similar fees relating to this Agreement or the Term Loan Credit Agreement and any amendment, waiver or similar fees relating to this Agreement or the Term Loan Credit Agreement) of the Borrower and the Subsidiaries for such Test Period (net of interest income of the Borrower and its subsidiaries for such Test Period), all determined for the Borrower and the Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Standards. For the avoidance of doubt, the components of Interest Expense in clause (b) shall be excluded from this calculation to the extent they pertain to Indebtedness of a business acquired in a Permitted Business Acquisition prior to the date such Permitted Business Acquisition was consummated that was discharged or otherwise repaid in connection with such Permitted Business Acquisition.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning specified in the definition of Lender Provided Interest Rate Hedge.

“Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month, three months, or six months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) with respect to Revolving Credit Loans, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Option” shall mean any Term SOFR Rate Option, Daily SOFR Option, or Base Rate Option.

“Inventory” shall mean, with respect to a person, all of such person’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 9.03 [Investments, Loans and Advances].

“Investment Affiliate” shall mean (a) any other investment fund or similar Person that (i) is organized for the purpose of making equity or debt investments in one or more companies and (ii) is controlled by, or is under common control with, a Sponsor; or (b) any other Person for which a Sponsor controls the voting of such Person’s equity interests (other than those exceptions set forth in any co-investor agreement applicable thereto and proxies delivered in connection therewith).

“IPO” shall mean a listing, sale or issue of all or any part of the share capital of Holdings, the Borrower or its Subsidiary by way of flotation or public offering of the Equity Interests of Holdings, the Borrower or its Subsidiary.

“IRS” shall mean the United States Internal Revenue Service.

“ISP98” shall have the meaning specified in Section 12.11(a) [Governing Law].

“Issuing Lender” shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that the Borrower, the Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

“Israeli Companies Law” shall mean the Israeli Companies Law, 5759-1999, and any regulations promulgated thereunder.

“Israel Grants” shall mean those certain government grants listed on a “Tmura” fund status letter issuable by the Israeli Innovation Authority, and any other obligation related therewith.

“Israeli Loan Parties” shall mean Meridian Bioscience Israel Holding Ltd., Meridian Bioscience Israel Ltd., and any Loan Party incorporated under the laws of the state of Israel.

“Israeli Research Law” shall mean the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984 and the regulations, rules, benefit tracks, circulars and guidelines promulgated or published thereunder.

“Israeli Security Documents” shall mean (a) the New York Law governed (i) joinder to the Guarantee Agreement and (ii) joinder to the Closing Date Pari Passu Intercreditor Agreement and (b) the Israeli law governed (i) floating charge debentures over all of the assets (both present and future) of each of the Israeli Loan Parties to be entered into by each of the Israeli Loan Parties and the Administrative Agent, (ii) fixed charge debentures over all registered intellectual property of each of the Israeli Loan Parties, and with respect to the Equity Interest in Meridian Bioscience Israel Ltd. to be entered into by Meridian Bioscience Israel Holding Ltd. and the Administrative Agent; (iii) share charge agreement with respect to the Equity Interest in Meridian Bioscience Israel Holding Ltd., to be entered into by Meridian Bioscience International Limited and the Administrative Agent, and (iv) any other document governed by the laws of Israel and designated as an Israeli Security Document for the purpose of this Agreement, entered into from time to time as agreed between the parties hereto granting a Lien upon the Collateral of an Israeli Loan Party or in respect of Equity Interests in an Israeli Loan Party required as security for payment of the Obligations pursuant to the terms hereof or any other Loan Document.

“Junior Financing” shall have the meaning assigned to such term in Section 9.08(b).

“Korea” shall mean the Republic of Korea.

“Law” shall mean any foreign or domestic (federal, state or local) law, ordinance, writ, statute, treaty, rule, order, code, reporting or licensing requirement of any self-regulatory body or any Governmental Authority, regulation or other applicable guidance, including any interpretation or guidance thereof having the force of law by any Governmental Authority.

“Lender Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender or its Affiliate and with respect to which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes; provided, however, that, any “Lender Provided Foreign Currency Hedge” outstanding in the Existing Credit Agreement is deemed to be a Lender Provided Foreign Currency Hedge hereunder. The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guarantee and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.04 [Application of Funds].

“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes; provided, however, that, the “Lender Provided Interest Rate Hedge” as defined in the Existing Credit Agreement is deemed to be a Lender Provided Interest Rate Hedge hereunder. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guarantee and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.04 [Application of Funds].

“Lenders” shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

“Legal Reservations” shall mean, with respect to an English Loan Party only, each of the following but only to the extent not relating to principles or matters of United States federal law: (a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (b) the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void; (c) the principle that in certain circumstances Collateral granted by way of fixed charge may be re-characterized as a floating charge or that Collateral purported to be constituted as an assignment may be re-characterized as a charge; (d) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (f) the principle that the creation or purported creation of Collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Collateral has purportedly been created and (g) any other similar matters which are set out as qualifications or reservations (however described) regarding a matter of law (other than matters of United States federal Law) contained in any customary written legal opinion delivered to the Agents, the Lenders and the Secured Parties relating to the laws of England and Wales, in each case in connection with any Loan Document.

“Letter of Credit” shall have the meaning specified in Section 2.09(a) [Issuance of Letters of Credit].

“Letter of Credit Borrowing” shall have the meaning specified in Section 2.09(c) [Disbursements, Reimbursement].

“Letter of Credit Fee” shall have the meaning specified in Section 2.09(b) [Letter of Credit Fees].

“Letter of Credit Obligation” shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” shall have the meaning specified in Section 2.09(a) [Issuance of Letters of Credit].

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, assignment by way of security, security interest of any kind or nature whatsoever, or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan” shall mean the Revolving Credit Loans and Swing Loans or any of them.

“Loan Document Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Secured Parties hereunder and under each of the other Loan Documents, including obligations to pay fees, expenses and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of the Sponsor Guarantor, the Borrower or each other Loan Party hereunder or pursuant to each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Security Documents, any Promissory Note issued under Section 2.07, and all documents, instruments, and certificates executed and delivered to Agent and/or any Lender in connection with any of the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties; provided that until the Subsidiary Loan Parties have complied with the applicable Collateral and Guarantee Requirement no such person shall be a Loan Party for purposes of this Agreement and the other Loan Documents.

“Loan Request” shall have the meaning specified in Section 2.05(a) [Revolving Credit Loan Requests].

“Magellan Entities” shall mean Magellan Biosciences, Inc., a Delaware corporation and Magellan Diagnostics, Inc., a Delaware corporation.

“Management Group” shall mean the group consisting of the directors, executive officers and other key management personnel of any Parent Entity, Borrower and its Subsidiaries, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Parent Entity or Borrower or the Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of any Parent Entity, Borrower or a Subsidiary, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other key management personnel of any Parent Entity or Borrower and its Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of any Parent Entity or Borrower or a Subsidiary, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) solely for the purposes of determining whether a Material Adverse Effect has occurred on or before the Closing Date (or as otherwise set forth in Section 7.02), a Company Material Adverse Effect as defined in the Acquisition Agreement as of the date thereof and (b) after the Closing Date, for all other purposes, (i) a material adverse effect on the business, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, or the Sponsor Guarantor, (ii) a material and adverse effect on the material rights and remedies (taken as a whole) of the Administrative Agent under the Loan Documents or (iii) a material and adverse effect on the ability of the Loan Parties, taken as a whole, or the Sponsor Guarantor, to perform their payment obligations under the Loan Documents.

“Material Domestic Subsidiary” shall mean any Material Subsidiary that is organized under the laws of a State or Commonwealth (or other division) of the United States.

“Material Indebtedness” shall mean Indebtedness (other than Loans), in each case, of any one or more of Holdings, the Borrower or any Subsidiary, in an aggregate principal amount exceeding $5.0 million.

“Material Real Property” shall mean any Real Property owned in fee by a Loan Party with a fair market value of at least $5.0 million (or its equivalent in other currencies), as reasonably estimated by Borrower (including, for the avoidance of doubt, any such Material Real Property that is not located within the United States); provided that, unless disposed to a non-Subsidiary in a transaction permitted by this Agreement, the Cincinnati Real Properties shall at all times constitute Material Real Property hereunder.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maturity Date” shall mean the date falling five (5) years after the Closing Date.

“Merger” shall have the meaning assigned to such term in the recitals hereto.

“Minimum Sponsor Equity Investment” shall mean an aggregate direct or indirect investment in cash in the form of common equity (or if preferred equity, on terms reasonably acceptable to the Administrative Agent) by SD Biosensor on or prior to the Closing Date in Holdings, in an amount not less than $982.0 million and Holdings will, directly or indirectly, make, or cause to be made, cash contributions to the Initial Borrower in the form of common equity (or if preferred equity, on terms reasonably acceptable to the Administrative Agent).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” shall mean the Material Real Properties owned in fee or freehold by the Loan Parties that are set forth on Schedule 1.01(c), each additional Material Real Property encumbered by a Mortgage pursuant to Section 8.10 [Further Assurances; Additional Security] and, for so long as such Real Properties remain owned in fee or freehold, the Cincinnati Real Properties.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean, with respect to any event, (a) the cash proceeds (which term, for purposes of this definition, shall include Permitted Investments) (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds, but excluding, with respect to DOJ Investigation, (x) proceeds of representation and warranties insurance and business interruption proceeds and (y) insurance proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by Holdings and its Subsidiaries, (ii) in the case of an Asset Sale, (A) the amount of all payments required to be made by Holdings and its Subsidiaries as a result of such event to repay Indebtedness (other than in respect of the Loans) secured by such asset, (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this subclause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrower or its Subsidiaries as a result thereof, and (C) the amount of any liabilities directly associated with such asset and retained by the Borrower or any of its Subsidiaries and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower or any of its Subsidiaries (including any taxes paid or payable in connection with transferring or distributing any such amounts to (x) any Loan Party and (y) tax distributions), and the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with the Applicable Accounting Standards to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout, holdback or similar obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Borrower). For purposes of this definition, in the event any taxes estimated to be payable with respect to any event as described in clause (b)(iii) above are determined by the Borrower or the applicable Subsidiary not to be payable or any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, in an aggregate amount equal to or greater than $500,000, the amount of such estimated taxes not payable or reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such determination or reduction, of cash proceeds in respect of such event.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with the Applicable Accounting Standards and before any reduction in respect of preferred stock dividends.

“Non-Consenting Lender” shall have the meaning specified in Section 12.01 [Modifications, Amendments or Waivers].

“Not Otherwise Applied” shall mean, with reference to any proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Obligations” shall mean shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge, and (iv) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” shall mean the United States Department of the Treasury’s Office of Foreign Assets Control.

“OIG” shall mean the Office of Inspector General for the Department of Health and Human Services.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.06(b) [Replacement of a Lender]).

“Overnight Bank Funding Rate” shall mean for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent Entity” shall mean any direct or indirect parent of the Borrower (including Holdings).

“Participant” shall have the meaning assigned to such term in Section 12.08(d).

“Participation Advance” shall have the meaning specified in Section 2.09(c)(iii) [Disbursements, Reimbursement].

“Participant Register” shall have the meaning assigned to such term in Section 12.08(d).

“Payment Date” shall mean the last day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Obligations.

“Payment in Full” or “Paid in Full” shall mean the payment in full in cash of the Loans and other Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations in respect of Letters of Credit, Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Product cash collateralized in accordance with the terms hereof) hereunder, termination of the Commitments and expiration or termination of all Letters of Credit (other than Letters of Credit cash collateralized in accordance with the terms hereof).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent dated as of the Closing Date, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Permits” shall mean all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, clearances, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Business Acquisition” shall mean any acquisition by the Borrower or any Subsidiary of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger or consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions related thereto shall be consummated in accordance with applicable laws; (c) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 9.01 [Indebtedness]; (d) any person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Loan Party by merger or amalgamation, shall be merged or amalgamated into the Borrower or a Subsidiary Loan Party or, if required by Section 8.10 [Further Assurances; Additional Security], become upon consummation of such acquisition a Subsidiary Loan Party (and shall fulfill the Collateral and Guarantee Requirement to the extent required by Section 8.10 [Further Assurances; Additional Security]); (e) any such acquisitions and investments in assets that are not owned by the Borrower or Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall only be permitted so long as the aggregate consideration in respect of all such acquisitions and investments does not exceed $10.0 million in any fiscal year; provided that, if such acquisition is of a public company, the board of directors of such target company shall not have advised the shareholders of such target company to vote against the acquisition at the time of such vote; and (f) (x) the Borrower is in compliance with each of the Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 8.04(a) [Financial Statements, Reports, etc.] or Section 8.04(b) [Financial Statements, Reports, etc.] and (y) the Sponsor Guarantor is in compliance with each of the Sponsor Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 3.2(b)(A) or (B) of the Sponsor Guarantee.

“Permitted Holding Company Activity” shall mean:

(a) the provision of administrative services (excluding treasury services) to the Subsidiaries of a type customarily provided by a holding company to its subsidiaries;

(b) ownership of shares in its subsidiaries (including the making of investments into such Subsidiaries), intra-group debit balances, intra-group credit balances and other credit balances in bank accounts and cash;

(c) any transactions relating to the Restricted Payment permitted under Section 9.05 [Dividends and Distributions];

(d) arising by operation of law, including for Taxes;

(e) the Transactions;

(f) any transaction in respect of the Borrower or Holdings permitted by the Loan Documents to which it is a party, including, but not limited to, any IPO and any issuance of Equity Interests in Holdings to the Management Group;

(g) any liabilities under the Loan Documents and “Loan Documents” (as defined in the Term Loan Credit Agreement) to which it is a party, financing for the Merger and professional fees and administration costs in the ordinary course of business as a holding company; and

(h) any activity required by the Additional Equity Investment.

“Permitted Holdings Equity Liens” shall mean:

(a) Liens created under the Loan Documents and Liens otherwise described in Section 9.02(a) [Liens];

(b) Liens securing the obligations under the Term Loan Credit Agreement;

(c) Liens securing Indebtedness secured by first-priority liens on the Collateral permitted by Section 9.02 [Liens]; and

(d) Liens described in Section 9.02(c) [Liens]; and

(e) Liens described in Section 9.02(h) [Liens].

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America, Republic of Korea, Canada, United Kingdom, any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Republic of Korea, Canada, United Kingdom, any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95.0% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) either (A) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940 or (B) are money market funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities laws) in the Province of Ontario, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits (in each case with or from a bank meeting the qualifications described in clause (b) above) in an aggregate face amount not in excess of 0.50% of the Consolidated Total Assets, as of the end of the Borrower’s most recently completed fiscal year for which financial statements have been delivered pursuant to Section 8.04 [Financial Statements, Reports, etc.]; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 9.02 [Liens].

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) plus unused commitments of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) plus unused commitments of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 9.01(v) [Indebtedness], (i) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is not shorter than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than 90 days after the latest Maturity Date then in effect (or, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Document Obligations or any Guarantees thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Document Obligations or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (a) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (b) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under ARTICLE VI [REPRESENTATIONS AND WARRANTIES]; and (ii) other guarantees and security may be added to the extent then permitted under ARTICLE VI and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced or on terms otherwise then permitted under Section 9.02 [Liens].

“Person” or “person” shall mean any natural person, consortium, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (i) sponsored, maintained, contributed to or required to be contributed to (at the time of determination or at any time within the five (5) years prior thereto) by the Borrower, any Subsidiary or any ERISA Affiliate, or (ii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Pledge Agreement.

“PNC” shall mean PNC Bank, National Association, its successors and assigns.

“Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation or consolidation (or any similar transaction or transactions not otherwise permitted under Section 9.03 [Investments, Loans and Advances] or 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions] that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of the Subsidiaries that are expected to have a continuing impact and are factually supportable (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or thereafter and through and including the date upon which incurrence of Indebtedness or Liens or dividend or other transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference

Period (or thereafter and through and including the date upon which incurrence of Indebtedness or Liens or dividend or other transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (iii) with respect to (a) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (b) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, upon the request of the Administrative Agent or any Lender, the Borrower shall furnish to the Administrative Agent or such Lender details of such calculations.

“Pro Forma EBITDA” shall mean, with respect to any target acquired in a Permitted Business Acquisition or other similar investment permitted under this Agreement, EBITDA for such target, as adjusted by adjustments reasonably satisfactory to Administrative Agent, for the most recent four (4) quarter period for which financial statements (or, in the case of any interim period between the date of the last financial statements received from sellers in connection with such Permitted Business Acquisition or other similar investment permitted under this Agreement and the date of determination, such other financial information regarding target’s financial performance as is reasonably acceptable to Administrative Agent) of such target are made available to Administrative Agent at the time of determination thereof.

“Projections” shall mean any projections of the Borrower and the Subsidiaries and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“Promissory Note”, “Note” or “Notes” shall mean, collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Ratable Share” shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided that in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures located thereon or related to the ownership or lease thereof, as the same may be amended from time to time.

“Reimbursement Obligation” shall have the meaning specified in Section 2.09(c) [Disbursements, Reimbursement].

“Recipient” or “Payment Recipient” shall have the meaning assigned to such term in Section 11.16.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinanced” shall have a meaning correlative thereto.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Action” shall mean an administrative or regulatory enforcement action, claim, compliant arbitration, suit, litigation, audit, proceeding or investigation, subpoena or written request for information, warning letter, untitled letter, FDA Form 483 or similar inspectional observations, notices of non-compliance, other notice of violation letter, recall, seizure, or consent decree, issued or required by any Governmental Authority.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, leaching, emanating or migrating of any Hazardous Materials in, into, onto or through the Environment including any man-made structure (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Reporting Group” shall mean either (a) the Borrower and its Subsidiaries or (b) the Sponsor Guarantor and its Subsidiaries, in each case, on a consolidated basis.

“Required Lenders” shall mean, at any time, (a) if there are no Loans outstanding, Lenders having Commitments that taken together, represent more than 66.7% of the sum of all Commitments, or (b) if there are any Loans outstanding, Lenders having Loans outstanding that taken together, represent more than 66.7% of the sum of all Loans outstanding.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer, director, manager or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall have the meaning assigned to such term in Section 9.05 [Dividends and Distributions].

“Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Facility” shall mean the revolving loan facility provided pursuant to ARTICLE II [REVOLVING CREDIT AND SWING LOAN FACILITIES].

“Revolving Credit Note” shall mean the Revolving Credit Note of the Borrower in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Revolving Credit Loans” shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.01 [Revolving Credit Commitments] or 2.09(c) [Disbursements, Reimbursement].

“Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

“S&P” shall mean Standard & Poor’s Financial Services LLC or any successor thereto.

“Sanctioned Country” shall mean, at any time, any country or territory, which is the subject or target of country-wide or territorial Sanctions (currently, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea, Donetsk, and Luhansk regions of Ukraine, and non-government controlled areas of Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” shall mean, at any time (a) any Person listed on any Sanctions List, (b) any Person located, organized, or resident in a Sanctioned Country, (c) any Person directly or indirectly owned 50% or more by, controlled by, or acting for the benefit or on behalf of any Person described in clauses (a) or (b) above hereof, or (d) any Person otherwise a subject or target of Sanctions.

“Sanctions” shall mean economic or financial sanctions laws, regulations, rules, restrictive measures, or trade embargoes, imposed, administered, or enforced from time to time by (a) the U.S. government (including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce) or (b) the United Nations Security Council, the European Union or any member state thereof, the governmental institutions and agencies of the United Kingdom (including without limitation, HM’s Treasury), South Korea, or any other Sanctions authority with jurisdiction over the Loan Parties (together, the “Sanctions Authorities”).

“Sanctions List” shall mean the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HM’s Treasury, or any similar list maintained by any Sanctions Authority.

“SD Biosensor” shall mean SD Biosensor, Inc., a corporation organized under the laws of Korea.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean (a) the Lenders and the Administrative Agent and any of their respective Affiliates, (b) any provider of any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge, or any Other Lender Provided Financial Service Product, the obligations under which constitute Obligations, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and permitted assigns of each of the foregoing.

“Securities Account Control Agreement” shall mean each Securities Account Control Agreement (or other agreement serving a similar purpose) entered into by and among the Borrower or any Material Domestic Subsidiary, the securities broker and/or securities intermediary thereto and the Administrative Agent in respect of any securities account of the Borrower or such Material Domestic Subsidiary which is subject to the U.S. Security Agreement from time to time (in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean (x) the U.S. Pledge Agreement, the U.S. Security Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement, the Guarantee Agreement, the Perfection Certificate, the Sponsor Guarantee, Mortgages, the English Security Agreements, the Israeli Security Documents and the Closing Date Pari Passu Intercreditor Agreement and (y) each of the other security agreements, intercreditor agreements, hypothecs and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 8.10 [Further Assurances; Additional Security], which, in the case of this clause (y) shall be in a form reasonably determined by the Administrative Agent and the Borrower.

“Settlement Date” shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 5.11 [Settlement Date Procedures].

“Settlement Proposals” shall have the meaning assigned to such term in Section 8.22.

“SJL Partners” shall mean SJL Partners LLC, a limited liability company organized under the laws of Korea.

“SOFR” shall mean for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” shall mean a rate of interest per annum equal to zero basis points (0%).

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Specified Outcome” shall mean (a) the DOJ has indicted the Borrower or any of its Subsidiaries on one or more felony criminal charges as a result of the DOJ Investigation, except that the Borrower’s or such Subsidiary’s entry into or proposed entry into a deferred prosecution agreement with a felony criminal charge shall not constitute a Specified Outcome, or (b) the Borrower or any of its Subsidiaries is excluded (other than, for purposes of Section 7.01(q), the Magellan Entities and any Immaterial Subsidiary) from any Federal Health Care Program.

“Sponsor Financial Covenants” means the Sponsor Leverage Covenant and the Sponsor Interest Coverage Covenant.

“Sponsor Guarantee” shall mean that certain guarantee agreement, to be entered into on the Closing Date, by the Sponsor Guarantor in favor of the Lenders.

“Sponsor Guarantor” shall mean SD Biosensor, Inc., a corporation organized under the laws of Korea.

“Sponsor Interest Coverage Covenant” has the meaning given to such term in the Sponsor Guarantee.

“Sponsor Leverage Covenant” has the meaning given to such term in the Sponsor Guarantee.

“Sponsors” shall mean, collectively, SD Biosensor and SJL Partners.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 9.01(e) [Indebtedness].

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, (b) which is a subsidiary of another subsidiary of the parent, or (c) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a direct or indirect subsidiary of the Borrower from time to time. Notwithstanding the foregoing (and except for purposes of Section 6.13 [Tax Returns], 6.15 [Employee Benefits Plans], 8.03 [Taxes], 8.07 [Maintaining Records; Access to Properties and Inspections; Field Examinations], 8.10 [Further Assurances; Additional Securities] and 10.01(k) [Events of Default] the definition of Unrestricted Subsidiary contained herein), except for purposes of the sale of any subsidiary, including any equity interests of any subsidiary and Section 8.04 (as it relates to preparing financial statements regarding the Borrower and its Subsidiaries) and as otherwise expressly set forth herein, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary for all purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Subsidiary listed on Schedule 1.01(a) and (b) each additional Subsidiary that is required to satisfy the Collateral and Guarantee Requirement after the Closing Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary.”

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future, derivative or foreign exchange spot transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.

“Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.01(b) [Swing Loan Commitment] hereof in an aggregate principal amount up to $0.

“Swing Loan Lender” shall mean PNC, in its capacity as a lender of Swing Loans.

“Swing Loan Note” shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.05(b) [Swing Loan Requests] hereof.

“Swing Loans” shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.01(b) [Swing Loan Commitment] hereof.

“Target” shall have the meaning assigned to such term in the recitals of this Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” shall have the meaning set forth in the recitals.

“Term Loans” shall mean, at any time, the aggregate principal amount of Indebtedness outstanding under the Term Loan Credit Agreement.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Rate Loan” shall mean a Loan that bears interest based on Term SOFR Rate.

“Term SOFR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.01(a)(ii) [Revolving Credit Term SOFR Rate Option].

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall mean the date on which (a) the Commitments shall have been terminated and (b) the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been Paid in Full.

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries then most recently ended for which financial statements are available (taken as one accounting period).

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined for the Borrower and the Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Standards; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transactions” shall mean collectively, (a) the entering into of this Agreement and the other Loan Documents and, in the case of the Borrower, the making of the Borrowings hereunder on the Closing Date, (b) the Minimum Sponsor Equity Investment, (c) the Closing Date Refinancing, (d) the entering into of the Term Loan Credit Agreement, (e) the consummation of the Merger, and (f) the payment of all fees and expenses in connection with any of the foregoing.

“UCP” shall have the meaning specified in Section 12.11(a) [Governing Law].

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UCP” shall have the meaning specified in Section 12.11(a) [Governing Law].

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any Subsidiary that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any Subsidiary.

“Unrestricted Subsidiary” shall mean (a) any subsidiary of the Borrower identified on Schedule 1.01(d) and (b) any additional subsidiary that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary to the extent that such Subsidiary’s portion of EBITDA does not exceed 5% of the EBITDA of the Borrower and its Subsidiaries (including all of its Unrestricted Subsidiaries) most recently ended as of such date so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 9.03 [Investments, Loans and Advances], and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 9.03 [Investments, Loans and Advances], (iii) without duplication of clause (ii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 9.03 [Investments, Loans and Advances], (iv) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Term Loan Credit Agreement and all Permitted Refinancing Indebtedness in respect thereof, (v) (x) the Borrower is in compliance with each of the Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 8.04(a) [Financial Statements, Reports, etc.] or (b) and (i) the Sponsor Guarantor is in compliance with each of the Sponsor Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 3.2(b)(A) or (B) of the Sponsor Guarantee, (vi) in no event shall the Borrower or any Subsidiary be permitted to transfer, license or otherwise dispose of any intellectual property to any Unrestricted Subsidiary (including by designating a Subsidiary that owns or licenses intellectual property as an Unrestricted Subsidiary) if such intellectual property is material to the business of Holdings and its Subsidiaries taken as a whole, (vii) no Unrestricted Subsidiary shall own any Equity Interests in any Loan Party or hold any indebtedness of, or any lien on, any property of, any Loan Party and (viii) the EBITDA of all Unrestricted Subsidiaries (including the Subsidiary proposed to be designated as an Unrestricted Subsidiary) does not, at the time of such proposed designation, exceed 10% of the EBITDA of the Borrower and its Subsidiaries (including all of its Unrestricted Subsidiaries). Any Unrestricted Subsidiary may be designated to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary. If the EBITDA of any Unrestricted Subsidiary exceeds 5% of the EBITDA of the Borrower and its Subsidiaries (including all of its Unrestricted Subsidiaries), the Borrower shall complete a Subsidiary Redesignation with respect to such Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“U.S. Dollars”, “Dollars” and “$” shall mean lawful money of the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” within the meaning of section 7701(A)(30) of the Code.

“U.S. Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, by and among the Borrower and each Loan Party party thereto and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, by and among the Borrower and each Loan Party that is a Domestic Subsidiary party thereto and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 5.09(g) [Status of Lenders].

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. (a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iv) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (vi) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time, (vii) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require, (viii) except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof, (ix) a Financial Covenant will not be “in effect” for purposes of this Agreement and the other Loan Documents until the date a Compliance Certificate is required to be delivered pursuant to Section 8.04(d) [Financial Statements, Reports, etc.] demonstrating compliance (or non-compliance, as the case may be) with such Financial Covenant and (x) any limitation on an action based on meeting a Financial Covenant during a period in which this Agreement or the Sponsor Guarantee, as applicable, provides such ratio is “not tested”, the fixed target ratio most recently in effect (or, if such ratio has not been tested, the ratio first tested) shall be used to determine whether such action can be undertaken.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with the Applicable Accounting Standards, as in effect from time to time; provided, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; provided further, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in the Applicable Accounting Standards or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in the Applicable Accounting Standards or in the application thereof, then such provision shall be interpreted on the basis of the Applicable Accounting Standards as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03 Effectuation of Transactions. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents. For purposes of determining compliance as of any date with Sections 9.01 [Indebtedness], 9.02 [Liens], 9.03 [Investments, Loans and Advances] and 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions], determining the “Required Lenders” under the Loan Documents and all other purposes under the Loan Documents (except for the purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or as otherwise provided for in the Loan Documents), the applicable amount of any currency (other than U.S. Dollars) shall be such Dollar Equivalent amount so determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in ARTICLE IX [NEGATIVE COVENANTS] or paragraph (f) or (j) of Section 10.01 [Events of Default] being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.05 Benchmark Replacement Notification. Section 4.05(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate or Daily SOFR is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or Daily SOFR or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s laws) (an “LLC Division”): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Daily SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Daily SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Daily SOFR, or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Daily SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

REVOLVING CREDIT AND SWING LOAN FACILITIES

Section 2.01 Revolving Credit Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan: (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.01 [Revolving Credit Commitments]. For the avoidance of doubt, if at any time the Revolving Facility Usage exceeds the Revolving Credit Commitments, the Borrower shall immediately repay the amount of such excess, including any amounts due pursuant to Section 5.10 [Indemnity].

(b) Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, Swing Loan Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $0, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.01(b) [Revolving Credit Commitments]. The making of any Swing Loan will reduce the Borrower’s availability under the Revolving Credit Commitment on a dollar-for-dollar basis.

Section 2.02 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.05 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

Section 2.03 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of: (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

Section 2.04 Reduction of Revolving Credit Commitments. The Borrower shall have the right at any time after the Closing Date upon five (5) days (or such shorter period as the Administrative Agent may agree) prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Revolving Credit Commitments, without penalty or premium except as hereinafter set forth; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.04 [Reduction of Revolving Credit Commitments] shall be irrevocable; provided, that, any such notice may be conditioned upon the effectiveness of a refinancing of the Loans hereunder.

Section 2.05 Revolving Credit Loan Requests; Swing Loan Requests.

(a) Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.03 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m.: (i) other than with respect to the Revolving Credit Loans made on the Closing Date, three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Term SOFR Rate Option applies or the conversion to or the renewal of the Term SOFR Rate Option for any Loans; (ii) one (1) Business Day prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans to which the Daily SOFR Option applies or (b) the conversion to the Daily SOFR Option for any Loans; and (iii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies, any Revolving Credit Loan made on the Closing Date, or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.05(A) or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $250,000 and not less than $1,000,000 for each Borrowing Tranche under the Term SOFR Rate Option, and (y) integral multiples of $100,000 and not less than $250,000 for each Borrowing Tranche under the Base Rate Option or the Daily SOFR Option; provided, however, that, a Loan Request may be conditioned upon the effectiveness of another transaction.

(b) Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.05(B) hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $25,000.

Section 2.06 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

(a) Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.05 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.02 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.02 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.06(b) [Presumptions by the Administrative Agent].

(b) Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at: (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Making Swing Loans. So long as Swing Loan Lender elects to make Swing Loans, Swing Loan Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.05(b) [Swing Loan Requests] fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

(d) Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

(e) Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.05(a) [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.06(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.05(a) [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

(f) Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.06(c) [Making Swing Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.05(b) [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.06(f) [Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans] in accordance with the provisions of the Cash Management Agreements shall: (i) be subject to the limitations as to aggregate amount set forth in Section 2.01(b) [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.05(b) [Swing Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.06(e) [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this ARTICLE II [Revolving Credit and Swing Loan Facilities].

Section 2.07 Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall, at the option of such Lender, be evidenced by a Revolving Credit Note and a Swing Loan Note, dated the Closing Date payable to such Lender and its registered assigns in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

Section 2.08 Use of Proceeds. The proceeds of the Loans shall be used (a) on the Closing Date, to finance the Closing Date Refinancing, and (b) thereafter, for working capital required by the Loan Parties, for general corporate purposes and to finance Permitted Business Acquisitions.

Section 2.09 Letter of Credit Subfacility.

(a) Issuance of Letters of Credit. The Borrower may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Borrower shall authorize and direct the Issuing Lender to name the Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.

(i) Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in ARTICLE VII [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.09 [Letter of Credit Subfacility], the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that (A) each Letter of Credit shall (i) have a maximum maturity of twelve (12) months from the date of issuance, and (ii) in no event expire later than the Expiration Date (subject to Section 2.09 [Letter of Credit Subfacility](k) [Cash Collateral]) and (B) in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $10,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Notwithstanding the foregoing, if the Borrower so requests in any Letter of Credit application, the Issuing Lender may, in its sole discretion, agree to issue a standby Letter of Credit with a one-year tenor that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the Issuing Lender at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiration date not later than the Expiration Date (subject to Section 2.09(k) [Cash Collateral]); provided, that the Issuing Lender shall not (A) permit any such extension if (i) it has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than twelve (12) months from the then-current expiration date) or (ii) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (B) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions set forth in ARTICLE VII [Conditions of Lending and Issuance of Letters of Credit] is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

Any issuance of Letters of Credit will reduce the Borrower’s availability under the Revolving Credit Commitment on a dollar-for-dollar basis. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with ARTICLE VII [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulting in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all Cash Collateral pledged pursuant to this Section or otherwise under this Agreement.

(ii) Notwithstanding Section 2.09(a)(i) [Letter of Credit Subfacility], the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.

(b) Letter of Credit Fees. The Borrower shall pay: (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to one-eighth percent (0.125%) per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in advance on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit, with the amount of any such fees being provided in writing to the Borrower.

(c) Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.02 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.09(c)(i) [Letter of Credit Subfacility] may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.09(c)(i) [Letter of Credit Subfacility] [Disbursements, Reimbursement] make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.09(c) [Letter of Credit Subfacility] [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment: (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.09(c)(i) [Disbursements, Reimbursement] above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.09(c)(ii) [Letter of Credit Subfacility].

(iii) With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.09(c)(i) [Disbursements, Reimbursement], because of the Borrower’s failure to satisfy the conditions set forth in Section 7.02 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.09(c) [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.09(c) [Letter of Credit Subfacility].

(d) Repayment of Participation Advances.

(i) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower: (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

(ii) If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(e) Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g) Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.09(c) [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.09 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.01 [Revolving Credit Commitments], 2.05 [Revolving Credit Loan Requests; Swing Loan Requests], 2.06 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.02 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.09(c) [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h) Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of: (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

(i) Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the

Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(j) Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

(k) Cash Collateral. If any Letter of Credit is outstanding and such Letter of Credit (as it may have been previously extended) has an expiration date which is after the Expiration Date, then the Borrower shall, on or before the date which is thirty (30) days prior to the Expiration Date, deposit and pledge Cash Collateral to secure its Obligations arising under or in connection with each such Letter of Credit in an amount equal to 105% of the undrawn amount of such outstanding Letter of Credit plus the amount of fees that would be due under such Letter of Credit through the expiry date of such Letter of Credit. The Borrower hereby grants to the Administrative Agent for the benefit of each Issuing Lender and the Lenders, a security interest in all Cash Collateral pledged pursuant to this Section or otherwise pursuant to any Loan Document. Such Cash Collateral shall be pledged pursuant to documentation reasonably satisfactory to the Administrative Agent and shall be maintained in deposit or investment accounts which, if not maintained by the Administrative Agent or the Issuing Lender, shall be subject to control agreements satisfactory to the Administrative Agent. The Cash Collateral related to a particular Letter of Credit shall be released by the Issuing Lender and the Administrative Agent upon termination or expiration of such Letter of Credit and the reimbursement by the Borrower to the Issuing Lender of all amounts drawn thereon and not previously reimbursed, and the payment in full of all fees accrued thereon through the date of such expiration or termination.

Section 2.10 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.03 [Commitment Fees];

(b) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.01 [Modifications, Amendments or Waivers]); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(i) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Default or Event of Default has occurred and is continuing at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, Cash Collateralize for the benefit of the Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are Cash Collateralized;

(iv) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(b) [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.09(b) [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swing Loan Lender shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.10(c) [Defaulting Lenders], and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(c)(i) [Defaulting Lenders] (and such Defaulting Lender shall not participate therein).

If (i) an Insolvency Proceeding with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) the Swing Loan Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Loan Lender shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Loan Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Loan Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swing Loan Lender and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

Section 2.11 Intentionally Omitted.

ARTICLE III.

INTENTIONALLY OMITTED

ARTICLE IV.

INTEREST RATES

Section 4.01 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Term SOFR Rate Option or Daily SOFR Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than 6 Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Default exists and is continuing, the Borrower may not request, convert to, or renew the Term SOFR Rate Option or Daily SOFR Option for any Loans and the Required Lenders may demand that (x)

each Daily SOFR Loan be automatically converted to a Base Rate Loan immediately and (y) all existing Borrowing Tranches bearing interest under the Term SOFR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

(a) Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit Term SOFR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(iii) Revolving Credit Daily SOFR Option: A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily SOFR plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in Daily SOFR.

Subject to Section 4.03 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.

Section 4.02 Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

Section 4.03 Interest Periods. At any time when the Borrower shall select, convert to or renew a Term SOFR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such Term SOFR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term SOFR Rate Option:

(a) Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Term SOFR Rate Option shall be in integral multiples of $250,000 and not less than, the respective amounts set forth in Section 2.05(a) [Revolving Credit Loan Requests]; and

(b) Renewals. In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

(c) Conforming Changes Relating to the Term SOFR Rate and Daily SOFR. With respect to the Term SOFR Rate and Daily SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

Section 4.04 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

(a) Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.09(b) [Letter of Credit Fees] or Section 4.01 [Interest Rate Options], respectively, shall be increased by two percent (2.0%) per annum;

(b) Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2.0%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

(c) Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.03 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

Section 4.05 Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a) Unascertainable; Increased Costs. If at any time:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Term SOFR Rate or Daily SOFR cannot be determined pursuant to the definition thereof; or

(ii) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Rate Loan or Daily SOFR Loan or conversion thereto or continuation thereof that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan during the applicable Interest Period, or Daily SOFR does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.05(c) [Administrative Agent’s and Lender’s Rights].

(b) Illegality. If at any time any Lender shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Loan or Daily SOFR Loan, or the determination or charging of interest rates based on the Term SOFR Rate or Daily SOFR, has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 4.05(c) [Administrative Agent’s and Lender’s Rights].

(c) Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.05(a) [Unascertainable; Increased Costs] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.05(b) [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Term SOFR Rate Option or Daily SOFR Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.05(a) [Unascertainable; Increased Costs] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option or Daily SOFR Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.05(b) [Illegality], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a Term SOFR Rate Option or Daily SOFR Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.06 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge or a Foreign Currency Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (A) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (B) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate or Daily SOFR, the Borrower may revoke any pending request for a Loan bearing interest based on such rate or conversion to or continuation of Loans bearing interest based on such rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Definitions. As used in this Section:

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” shall mean, initially, SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(A) Daily Simple SOFR;

(B) the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to clause (B) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Governmental Authority having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.05(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.05(d) titled “Benchmark Replacement Setting.”

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily SOFR, as applicable, or, if no floor is specified, zero.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 4.06 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.03 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option, commencing upon the last day of the existing Interest Period. If the Borrower provides any Loan Request related to a Loan at the Term SOFR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.

ARTICLE V.

PAYMENTS

Section 5.01 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, any fee letter, or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swing Loan Lender with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

Section 5.02 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, and Letter of Credit Fees (but excluding any Administrative Agent’s fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.05(c) [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.05 [Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting; Etc.], 5.06(b) [Replacement of a Lender] or 5.08 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to the Swing Loan Lender according to Section 2.06(e) [Borrowings to Repay Swing Loans].

Section 5.03 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(b) the provisions of this Section 5.03 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.03 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 5.04 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 5.05 Interest Payment Dates. Interest on Loans to which the Base Rate Option or Daily SOFR Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Term SOFR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

Section 5.06 Voluntary Prepayments.

(a) Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.06(b) [Replacement of a Lender] below, in Section 5.08 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Base Rate Option and at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Term SOFR Rate Option or Daily SOFR Option or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Term SOFR Rate Option applies and Loans to which the Daily SOFR Option applies; and

(z) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $25,000 for any Swing Loan or $1,000,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable provided, however, that, a prepayment may be conditioned upon the effectiveness of a refinancing of the Loans or other transaction. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.05(b) [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied: (i) first to Revolving Credit Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Daily SOFR Loans, then to Loans to which the Term SOFR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].

(b) Replacement of a Lender. In the event any Lender: (i) gives notice under Section 4.05 [Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting; Etc.], (ii) requests compensation under Section 5.08 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.09 [Taxes] and such Lender has declined or is unable to designate a different lending office in accordance with Section 5.06(c) [Designation of a Different Lending Office], (iii) is a Defaulting Lender, (iv) becomes subject to the control of a Governmental Authority (other than normal and customary supervision), (v) is a Non-Consenting Lender referred to in Section 12.01 [Modifications, Amendments or Waivers], or (vi) except during the continuance of an Event of Default, is an Ineligible Institution, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.08 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.08 [Increased Costs] or 5.09 [Taxes] incurred prior to the assignment and delegation) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower or the applicable assignee (or in the case of a Defaulting Lender, the Defaulting Lender) shall have paid to the Administrative Agent the assignment fee specified in Section 12.08 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.08(a) [Increased Costs Generally] or payments required to be made pursuant to Section 5.09 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.08 [Increased Costs], or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.09 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.08 [Increased Costs] or Section 5.09 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.07 Reserved.

Section 5.08 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate or Daily SOFR) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Issuing Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.08(a) [Increased Costs Generally] or 5.08(b) [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof). Notwithstanding anything to the contrary herein, no Lender shall be entitled to any additional amounts or compensation pursuant to this Section 5.08, unless such Lender is imposing similar types of increased costs or additional amounts on other similarly situated obligors.

Section 5.09 Taxes.

(a) Issuing Lender. For purposes of this Section 5.09, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.09 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within seven (7) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.09 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.08(d) [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.09(e) [Indemnification by the Lenders].

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.09 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.09(g)(ii)(A), (ii)(B) and (ii)(D) [Indemnification by the Lenders] below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.09(G)(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.09(G)(B) or Exhibit 5.09(G)(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.09(G)(D) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.09 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.09 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.09 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.09(h) [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.09(h) [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.09(h) [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.09 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

Section 5.10 Indemnity. In addition to the compensation or payments required by Section 5.08 [Increased Costs] or Section 5.09 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(b) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.05 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.03 [Interest Periods] or notice relating to prepayments under Section 5.06 [Voluntary Prepayments], or

(c) any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder or other failure to prepay, borrow, continue or convert a Loan on the date or in the amount notified by the Borrower.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

Section 5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and the Swing Loan Lender may make Swing Loans as provided in Section 2.01(b) [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.01(b) [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants, Holdings represents and warrants (solely with respect to Sections 6.01 [Organization; Powers], 6.02 [Authorization] [Authorization], 6.03 [Enforceability], 6.04 [Governmental Approvals], 6.05 [Financial Statements], 6.06 [No Material Adverse Effect], 6.09(a) [Litigation; Compliance with Laws], 6.14 [No Material Misstatements], 6.21 [No Default], 6.24 [No Filing or Stamp Taxes], 6.25 [Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions], 6.26 [Pari Passu Ranking] and 6.29 [Affected Financial Institutions])), in each case, to the Administrative Agent and each of the Lenders that:

Section 6.01 Organization; Powers. Except as set forth on Schedule 6.01, each of Holdings, Borrower, and the Material Subsidiaries (a) is (i) a partnership, limited liability company, private limited company or corporation duly organized, validly existing and (ii) in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America, it being understood that such “good standing” concept does not exist under Korean Law or English Law) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder. Following the consummation of the Merger on the Closing Date, the Target is a Wholly Owned Subsidiary of Holdings.

Section 6.02 Authorization. (a) The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder have been duly authorized by all corporate, stockholder, shareholder, partnership or limited liability company action required to be obtained by such Loan Parties, (b) the execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder will not (i) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or memorandum and articles of association or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of any such Loan Party, (y) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (z) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 6.02 [Authorization], would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Loan Party, other than Permitted Liens and (c) all authorizations, consents and approvals required or desirable to make the Loan Documents to which each Loan Party is a party admissible in evidence in its jurisdiction of incorporation have been obtained or effected and are in full force and effect.

Section 6.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party that is party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) (to the extent applicable) implied covenants of good faith and fair dealing, and (d) (in the case of each English Loan Party and any Loan Document governed by English Law) the Legal Reservations or as provided in any applicable written legal opinions.

Section 6.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of UCC financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions (including, in respect of English Loan Parties, filings with the Registrar of Companies at Companies House and HM’s Land Registry and in respect of Israeli Loan Parties filings, registration and recordation of each of the Israeli Security Documents with the Israeli Registrar of Companies and the Israeli Registrar of Pledges), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions (including, in respect of Israeli Loan Parties filings, registration and recordation with the Israeli Registrar of Patents, Trademarks and Designs), (c) recordation of the Mortgages, (d) any notarisations and/or appostillations required in any foreign jurisdiction, (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (g) filings or other actions listed on Schedule 6.04 (including, in respect of Israeli Loan Parties, the IIA Charge Approval and IIA Exercise Approval), and (h) with respect to each of the Israeli Loan Parties, having the ability to effect a distribution, within the meaning of such term in the Israeli Companies Law (while, for the removal of doubt, being in compliance with the requirements of Section 302(a) to the Companies Law), with respect to such exercise of rights (whether the realization of an asset or otherwise), including, if and to the extent required, the approval of a competent court for making such distribution, as provided in Section 303(a) to the Israeli Companies Law.

Section 6.05 Financial Statements. The audited financial statements delivered to the Lenders pursuant to Section 7.01(l)(i) [Conditions Precedent to Closing Date] have been audited by independent public accountants of recognized national standing and are accompanied by an opinion of such accountants to the effect that such financial statements fairly represent in all material respects, the financial position and results of operations of the applicable Reporting Group (where applicable, on a consolidated basis) in accordance with the Applicable Accounting Standards.

Section 6.06 No Material Adverse Effect. Since September 30, 2022, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.07 Title to Real Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, or similar or other relevant local Law rights in foreign jurisdictions, in all its Real Properties and has valid title to its personal property and assets, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens. Except as set forth in Schedule 6.07(a), as of the Closing Date there are no Material Real Properties.

(b) Except as set forth on Schedule 6.07(b), each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party and which are in effect, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.07(b), each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses the right to use, all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing that are used in, held for use in, or necessary to the conduct of their businesses, without any conflict (of which the Borrower or any Subsidiary has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Borrower and each Material Subsidiary, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 6.07(c).

Section 6.08 Subsidiaries. (a) Schedule 6.08(a) sets forth the name and jurisdiction of incorporation, formation or organization of each direct and indirect Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of Equity Interests owned by the Borrower or by any such Subsidiary.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except as set forth on Schedule 6.08(b) or as disclosed to the Lenders prior to the Closing Date.

Section 6.09 Litigation; Compliance with Laws. (a) There are no ongoing Regulatory Actions or other actions, suits or proceedings at law or in equity or, to the knowledge of Holdings, or the Borrower, investigations, by or on behalf of any Governmental Authority or in arbitration now pending or ongoing, or, to the knowledge of Holdings, or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of the Subsidiaries or any business, property or rights of any such person, nor has any event occurred that (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for any Regulatory Action, which, in any case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) (i) any Law (including the Health Care Laws or any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 6.16) (ii) any restriction of record or agreement affecting any of their respective Real Property, or (iii) is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in each case, where such violation or default in foregoing clauses (i) to (iii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrower and each of its Subsidiaries holds, maintains and has been operating in material compliance with all Permits required for the conduct of its business as currently conducted, and all such Permits are valid, current, and in full force and effect, except where such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower or any Subsidiary, all products manufactured, sold, or distributed by the Borrower or the Subsidiaries have been designed, manufactured, imported, exported, processed, developed, labeled, stored, tested, and marketed in compliance with applicable Health Care Laws, except where such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except where such actions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the products manufactured, packaged, labeled, imported, warehoused, sold or distributed by the Borrower, the Subsidiaries, or their respective facilities in which such products are manufactured, packaged, labeled, processed, stored or handled is subject to any warning letter from any Governmental Authority, any other adverse correspondence or notice from a Governmental Authority, or any investigation, penalty assessment, or other compliance or enforcement action by any Governmental Authority. To the knowledge of the Borrower or any Subsidiary, and except as otherwise publicly disclosed, none of the products manufactured, packaged, labeled, imported, sold or distributed by the Borrower or the Subsidiaries is subject to any seizure, recall, market withdrawal, removal or discontinuation (other than for commercial or other business reasons), whether such action was ordered by a Governmental Authority or undertaken voluntarily, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, none of the third-party entities that manufacture, process, label or package products distributed by the Borrower or the Subsidiaries is subject to any adverse action with regard to any product purchased and further distributed by the Borrower or the Subsidiaries, except where such adverse action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Borrower, the Subsidiaries, nor to the knowledge of Holdings or the Borrower, any of their respective suppliers has received, nor is the Borrower or any Subsidiary aware of facts that could give rise to, any complaint from a third party regarding the safety, quality, or labeling compliance of any product sold or distributed by the Borrower or the Subsidiaries or any claim that the Borrower, the Subsidiaries, or one of their respective suppliers has adulterated, misbranded, mispackaged, or mislabeled any product or engaged in misleading advertising or promotion for any product or service offered by the Borrower or the Subsidiaries, except which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.10 Federal Reserve Regulations. (a) None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 6.11 Investment Company Act. None of the Borrower or the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, and no Subsidiary incorporated in the England and Wales carries on any business which requires it to be authorized by the United Kingdom Financial Conduct Authority or the United Kingdom Prudential Regulation Authority (or any successor entity performing similar functions).

Section 6.12 [Reserved].

Section 6.13 Tax Returns. Except as set forth on Schedule 6.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Borrower and the Subsidiaries has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Each of the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with the Applicable Accounting Standards) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 8.03 [Taxes] and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with the Applicable Accounting Standards), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each of the Borrower and the Subsidiaries, (i) there are no pending claims being asserted by any taxing authority primarily with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested (other than as the result of extending the due date of a Tax return) and (iii) to the knowledge of the Borrower, no Tax returns are being examined by, the Internal Revenue Service or any other Governmental Authority, and (iv) no written notification of intention to examine such Tax returns has been received from, the Internal Revenue Service or any other Governmental Authority.

Section 6.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or a general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated thereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Administrative Agent or the Lenders and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower, any of the Subsidiaries or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated thereby (i) have been prepared in good faith based upon assumptions believed by the Borrower or such Subsidiary to be reasonable at the time made (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Administrative Agent or the Lenders and (ii) have not been modified in any material respect by the Borrower or such Subsidiary.

Section 6.15 Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan and each Multiemployer Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) none of the Borrower or the Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) that would subject the Borrower or any Subsidiary to any penalty; and (v) none of the Borrower or the Subsidiaries or the ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b) Each of the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of Law and all applicable regulations with respect to any Foreign Pension Plan and (ii) with the terms of any such plan, except, in each case of clause (i) and (ii), for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan, that would reasonably be expected to result in liability to the Borrower, any Subsidiary or any ERISA Affiliate.

Section 6.16 Environmental Matters. Except as set forth in Schedule 6.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Borrower or any of its subsidiaries, and there are no judicial, administrative or other actions, suits, investigations, or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case affecting or relating to the Borrower, any of its subsidiaries, or any real property owned, leased, or operated by the foregoing, (b) the Borrower and each of its subsidiaries has all Permits necessary for its operations to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms of such Permits and with all other applicable Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently, or to the Borrower’s knowledge, formerly, owned, operated or leased by the Borrower or any of its subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under or relating to any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its subsidiaries and transported to, disposed of or Released at any location in a manner that would reasonably be expected to give rise to, and the Borrower and any of its subsidiaries are not otherwise subject to or reasonably expected to be subject to, any cost, liability or obligation of the Borrower or any of its subsidiaries under or relating to any Environmental Laws, and (d) there are no agreements in which the Borrower or any of its subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws.

Section 6.17 Security Documents. (a) The U.S. Security Agreement and the English Security Agreements are effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein. When all necessary financing statements and other filings are filed in the offices or the actions are taken specified in the Perfection Certificate, or as specified in the relevant English Security Agreement, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the relevant Loan Party in such Collateral and, subject to Section 9-315 of the New York UCC, the proceeds thereof, as security for the applicable Obligations to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other person (except Permitted Liens and subject to the Closing Date Pari Passu Intercreditor Agreement).

(b) As of the Closing Date, the relevant Security Document pledging the Equity Interests of each Subsidiary is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Pledged Collateral described therein, subject to any applicable notification, notarization or other form requirement, including the granting of required form compliant powers of attorney or, where relevant the subsequent ratification of any acts done without the required power of attorney. In the case of the certificated Pledged Collateral when certificates or promissory notes, as applicable, representing such certificated Pledged Collateral (to the extent such Pledged Collateral constitutes “securities” under Article 8 of the UCC) are delivered to the Administrative Agent pursuant to the terms of such Security Document and the Closing Date Pari Passu Intercreditor Agreement, and in the case of the other non-certificated Pledged Collateral described in such Security Document, when all necessary financing statements and other filings are filed in the offices specified in the Perfection Certificate, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the relevant Loan Party in such Collateral and, subject to Section 9-315 of the New York UCC, the proceeds thereof, as security for the applicable Obligations to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other person (except Permitted Liens and subject to the Closing Date Pari Passu Intercreditor Agreement).

Section 6.18 Solvency. (a) On the Closing Date, immediately after giving effect to the Transactions occurring on such date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, the Borrower does not intend to, and does not believes that it and its Subsidiaries will, on a consolidated basis, incur debts beyond its ability to generally pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and its Subsidiaries and the timing and amounts of cash to be payable on or in respect of its and its Subsidiaries’ Indebtedness.

Section 6.19 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by the Applicable Accounting Standards. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 6.20 Insurance. Schedule 6.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 6.21 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 6.22 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries owns, or possesses the valid right to use, all of the patents, patent rights, trademarks, service marks, trade names, trade secrets, know-how, copyrights, works of authorship, mask works, domain names, software, designs, inventions, confidential information, any and all applications for registration or registrations for any of the foregoing, all of the goodwill associated with any of the foregoing, and any and all other intellectual property or proprietary rights in any jurisdiction worldwide (collectively, “Intellectual Property Rights”) that are used, held for use in or necessary for the operation of their respective businesses, without conflict(of which the Borrower or any Subsidiary has knowledge or has been notified in writing) with the rights of any other person, (b) to the knowledge of the Borrower, none of the Borrower or the Subsidiaries nor any Intellectual Property Right, proprietary right, product, service, process, method, substance, part, or other material now made, developed, commercialized, employed, sold or offered (or contemplated to be made, developed, commercialized, employed, sold or offered) by or on behalf of such person, is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

Section 6.23 [Reserved].

Section 6.24 No filing or stamp Taxes. Under the Law of each Loan Party’s jurisdiction of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, other than notarial fees in relation to any applicable share pledges or registration of particulars of any Security Documents entered into by such English Loan Party at Companies House in England and Wales under section 859A of the UK Companies Act 2006.

Section 6.25 Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions. Each of Holdings, the Borrower, and its Subsidiaries have implemented and maintain policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries, and their respective directors, officers, and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and Holdings, the Borrower, its Subsidiaries, and their respective officers and directors, and, to the knowledge of the Borrower, employees, Affiliates, and agents (i) are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and (ii) are not, and in the last five (5) years have not, engaged in any dealings, directly or indirectly, with any Sanctioned Person. None of (a) Holdings, the Borrower, any Subsidiary, or any of their respective directors and officers, or (b) to the knowledge of Holdings, the Borrower, any employees, Affiliates, or agents of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing use of proceeds or other transaction contemplated by this Agreement will cause a violation of any applicable Anti-Corruption Laws or Sanctions in any respect, or Anti-Money Laundering Laws in any material respect. There are no judicial, administrative, or other actions, suits, investigations, or proceedings pending or, to Holdings’ or the Borrower’s knowledge, threatened, which allege a violation of or liability pursuant to any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

Section 6.26 Pari Passu Ranking. Each Loan Party’s payment obligations under the Loan Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 6.27 [Reserved].

Section 6.28 Shares. The shares of the Borrower or any Subsidiary which are subject to Liens created or intended to be created by the Security Documents are fully paid. The organizational documents of Subsidiaries whose shares are subject to Liens created or intended to be created by the Security Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of such Liens. Except as provided in Schedule 6.28, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital any Subsidiary (including any option or right of pre-emption or conversion).

Section 6.29 Affected Financial Institutions. No Loan Party or Subsidiary is an Affected Financial Institution.

ARTICLE VII.

CONDITIONS OF LENDING

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

Section 7.01 Conditions Precedent to Closing Date. The obligations of the Lenders to make Loans to the Borrower on the Closing Date are subject to the satisfaction or waiver in accordance with Section 12.01 [Modifications, Amendments or Waivers] of the following conditions:

(a) The Administrative Agent shall have received from the Borrower and Holdings either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement.

(b) [Reserved].

(c) The Administrative Agent (or its counsel) shall have received a certificate relating to the organization, existence and (to the extent applicable in its jurisdiction of organization, it being understood that such “good standing” concept does not exist under Korean Law or English Law) good standing of the Sponsor Guarantor and each Loan Party and the authorization of the Transactions, accompanied by specimen signatures of any Responsible Officers of the Sponsor Guarantor and such Loan Parties.

(d) The Administrative Agent shall have received a customary favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of the following special counsel to the Loan Parties: (i) Paul Hastings LLP, with respect to matters of New York Law and certain aspects of Delaware, (ii) McDonald Hopkins LLC, with respect to matters of Ohio Law, (iii) Pierce Atwood LLP, with respect to matters of Maine Law, and (iv) Squire Patton Boggs (UK) LLP, with respect to matters of English Law in connection with the English Loan Parties and, in each case, substantially in the form reasonably satisfactory to the Administrative Agent and the Lenders.

(e) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in each of paragraphs (g), (h), (i), (k), (u) and (y) of this Section 7.01.

(f) The Loan Parties shall have executed all documents, financing statements, agreements and instruments, and taken all such further actions (including the filing and recording of financing statements and other documents, and recordings of Liens in stock registries and delivery of certificated Equity Interests), required to satisfy the Collateral and Guarantee Requirement.

(g) The Merger shall have been consummated in compliance with the Acquisition Agreement substantially simultaneously with the making of the Loans on the Closing Date. The Acquisition Agreement (including all exhibits, schedules, annexes and other attachments thereto) shall not have been amended, waived or otherwise modified (including by way of consents) and no consents shall have been given thereunder, in each case in any manner materially adverse to the Lenders (in their capacity as such) unless consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld or delayed or conditioned).

(h) The representations and warranties of Holdings, the Borrower, the Sponsor Guarantor and each Subsidiary set forth in this Agreement and in any other Loan Document (as applicable) shall be true and correct in all material respects (or if already qualified by materiality, material adverse effect or similar qualification, in all respects) on, or as of, the Closing Date (except in the case of any representation or warranty which expressly relates to a given date or period, which such representation and warranty shall be true and correct in all respects or in all material respects, as applicable, as of the respective date or for the respective period, as the case may be).

(i) Since the date of the Acquisition Agreement, there shall not have occurred any Material Adverse Effect.

(j) The Borrower shall have provided to the Administrative Agent evidence that the Term Loan Credit Agreement has been (or concurrently with the Closing Date is being) entered into.

(k) On the Closing Date, immediately after giving effect to the Closing Date Refinancing and the Term Loan Credit Agreement, the Borrower and its Subsidiaries shall have no Material Indebtedness for borrowed money other than Indebtedness outstanding under this Agreement, the Term Loans, the Israel Grants and other Indebtedness permitted under this Agreement.

(l) The Lenders shall have received copies of (i) audited consolidated financial statements of the Target and its subsidiaries with respect to the fiscal years ending September 30, 2021 and September 30, 2022, (ii) audited consolidated financial statements of the Sponsor Guarantor and its subsidiaries with respect to fiscal year ending December 31, 2021, and (iii) unaudited consolidated financial statements of the Target and its subsidiaries in 2022, in the case of clauses (i) and (iii), to the extent filed with or furnished to the SEC and, in the case of clause (ii) to the extent filed or furnished to the Stock Exchange of Korea.

(m) The Administrative Agent shall have received a certificate in the form attached hereto as Exhibit 1.1(B), dated as of the Closing Date and signed by the chief financial officer (or other officer with equivalent duties) of the Borrower, confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions to take place on the Closing Date.

(n) (i) The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” provisions of Anti-Money Laundering Laws, including the USA PATRIOT Act, to the extent such information has been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten (10) Business Days prior to the Closing Date, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to the Borrower, shall have received such certification at least three (3) Business Days prior to the Closing Date.

(o) Substantially simultaneously with the making of the Loans on the Closing Date, the Administrative Agent shall have received all fees due and other amounts due and payable in connection with this Agreement and the Commitments and Loans to be provided hereunder, including payment or reimbursement of all reasonable and documented out-of-pocket expenses required to be paid or reimbursed by the Borrower on the Closing Date; provided such expenses are invoiced at least three (3) Business Days (or such later date as reasonably agreed by the Borrower) prior to the Closing Date.

(p) The Administrative Agent shall have received copies of corporate authorizations (including, without limitation, any board, investment committee, shareholder or other approval required by Law or governing agreements) from each of the Sponsor Guarantor and each Loan Party in form and substance reasonably satisfactory to the Administrative Agent evidencing authorization of the Transactions and entry into and performance of its obligations under the Loan Documents to which it is a party.

(q) The Administrative Agent shall have received lien searches in reasonably acceptable scope and with reasonably acceptable results.

(r) The Administrative Agent shall have evidence that adequate insurance required to be maintained under this Agreement is in full force and effect.

(s) The Administrative Agent shall have received evidence in form and substance to its satisfaction that all of the foreign exchange reports to relevant Governmental Authorities required under the Foreign Exchange Transaction Act of Korea and the regulations thereunder in relation to this Agreement and the Sponsor Guarantee have been duly filed and accepted.

(t) The Administrative Agent shall have received a customary funds flow memorandum in respect of the sources and uses of funds to be transferred on the Closing Date.

(u) No Default or Event of Default is continuing as at the Closing Date or would result from the Borrowing of Loans on the Closing Date or from the application of proceeds thereof.

(v) No event or circumstance of the type described in Section 6.18 is continuing in relation to any Lender.

(w) The Administrative Agent shall have received a Loan Request in accordance with Section 2.05.

(x) Each Lender that has requested a Promissory Note pursuant to the terms of this Agreement shall have received such Promissory Note.

(y) Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Minimum Sponsor Equity Investment shall be made.

(z) [Reserved].

(aa) The Administrative Agent shall have received, in the case of each English Loan Party, a certificate from a director of that English Loan Party attaching and certifying that the following documents are correct, complete and in full force and effect and have not been amended or superseded as at the Closing Date: (i) a copy of the organizational documents of that English Loan Party; (ii) a copy of a resolution of the board of directors of that English Loan Party; and (iii) a copy of a resolution signed by all the holders of the issued shares in that English Loan Party.

(bb) The Administrative Agent shall have received, with respect to the Sponsor Guarantor, a certificate from the representative director of the Sponsor Guarantor attaching and certifying that the following documents are correct, complete and in full force and effect and have not been amended or superseded as at the Closing Date: (i) a copy of the articles of incorporation of the Sponsor Guarantor; (ii) a copy of the commercial registry extracts regarding the Sponsor Guarantor; (iii) copies of the corporate authorizations of the Sponsor Guarantor in form and substance reasonably satisfactory to the Administrative Agent evidencing authorization of the Transactions and entry into and performance of its obligations under the Loan Documents to which it is a party; (iv) a copy of the seal certificate of the representative director of the Sponsor Guarantor; (v) a power of attorney executed by the representative director of the Sponsor Guarantor (if necessary) authorizing a specified person or persons to execute the Loan Documents to which it is a party; and (vi) the specimen signature of each person (if necessary) authorized by any power of attorney referred to in clause (v) above in respect of the Loan Documents to which it is a party.

(cc) (i) No Specified Outcome has occurred or is reasonably likely to occur; and (ii) Holdings or the Initial Borrower, through Paul Hastings LLP, shall have provided to the Administrative Agent and the Lenders a written summary relating to (x) the status of the negotiations between the Borrower and any Subsidiary and the DOJ representatives, (y) any potential causes of actions against any Loan Party arising from the DOJ Investigation, based on such negotiations and (z) any other adverse actions or penalties from any other Governmental Authority relating to the DOJ Investigation in form acceptable to the Administrative Agent and the Lenders in their DOJ Permitted Discretion (such summary, the “DOJ Investigation Anticipated Outcome”).

Section 7.02 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit, in each case, after the Closing Date: (i) the representations, warranties of the Loan Parties shall then be true and correct in all material respects (except representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of such date (or, if a date is so specified, as of such specified date), (ii) no Event of Default or Default shall have occurred and be continuing, and (iii) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.

ARTICLE VIII.

AFFIRMATIVE COVENANTS

Each of Borrower covenants and agrees and Holdings covenants and agrees solely with respect to 8.01 [Existence; Businesses and Properties], 8.02 [Insurance], 8.04 [Financial Statements, Reports, etc.], 8.05 [Litigation and Other Notices , 8.06 [Compliance with Laws], 8.07 [Maintaining Records; Access to Properties and Inspections; Field Examinations], 8.10 [Further Assurances; Additional

Security], 8.11 [Compliance with Material Contracts], 8.12 [Foreign Pension Plans], 8.14 [Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions], 8.16 [Authorizations], 8.17 [Pari Passu Ranking] and 8.20 [Holding Company] in each case, with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries (including, on and after the Closing Date, the Target) to:

Section 8.01 Existence; Businesses and Properties(a) . (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (and with respect to Material Subsidiaries, the ownership of such Material Subsidiaries), except, in the case of a Subsidiary that is not the Borrower, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that and except as otherwise permitted under Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions], the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution, except that, unless otherwise permitted by Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions], Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the Permits, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all applicable laws, rules, regulations (including any zoning, building ordinance, code or approval or any building Permits or any restrictions of record or agreements affecting the [Mortgaged Properties]) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the conduct of its business and keep such property in good repair, working order and condition (subject to casualty, condemnation and ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 8.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance with respect to Holdings, the Borrower and its Subsidiaries in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause, no later than the date that is sixty (60) days (or such later date as the Administrative Agent may agree) after the Closing Date, the Administrative Agent to be listed as a lender loss payee on property and casualty policies and as an additional insured on liability policies.

(b) With respect to any Mortgaged Property, if at any time the area in which any building or similar improvement is located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as required by applicable law, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) In connection with the covenants set forth in this Section 8.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 8.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 8.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower or any Subsidiary or the protection of their properties.

Section 8.03 Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than Permitted Liens) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with the Applicable Accounting Standards with respect thereto.

Section 8.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) On or prior to the date that is 120 days after the end of each fiscal year, for commencing with the fiscal year ending December 31, 2023, the Borrower and its Subsidiaries on a consolidated basis, (x) a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of such Reporting Group as of the close of such fiscal year and the results of their operations during such year and, beginning with the financial statements for the fiscal year ended December 31, 2024, setting forth in comparative form the corresponding figures for the prior fiscal year and (y) management’s discussion and analysis of significant operational and financial developments during such fiscal year, which balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of any entity within such Reporting Group as a going concern, other than with respect to, or resulting from (1) an upcoming maturity date under any series of Indebtedness, including in the case of the Borrower, the Indebtedness outstanding under the Loans and the loans under the Term Loan Credit Agreement (including as a result of any “early maturity springer” with respect thereto), occurring within one year from the time such opinion is delivered, (2) any potential inability to satisfy a financial maintenance covenant (including the Financial Covenants) or (3) solely the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations of such Reporting Group in accordance with the Applicable Accounting Standards; provided, that, notwithstanding anything in the foregoing (x) or (y) to the contrary, to the extent that the Closing Date occurs in the fiscal year ending December 31, 2023, such financial statements may, at the option of the Borrower, commence on the Closing Date;

(b) On or prior to the date that is 45 days after the end of each fiscal quarter, commencing with the financial statements for the fiscal quarter ended March 31, 2023, for each Reporting Group (including on a consolidated basis, where applicable), (x) a balance sheet and related statements of operations and cash flows showing the financial position of such Reporting Group as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and, beginning with the financial statements for the fiscal quarter ended March 31, 2024, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (y) management’s discussion and analysis of significant operational and financial developments during such fiscal quarter period, all of which shall be in reasonable detail and which balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of such entity as fairly presenting, in all material respects, the financial position and results of operations of such Reporting Group in accordance with the Applicable Accounting Standards (subject to normal year-end audit adjustments and the absence of footnotes);

(c) To the extent any material adjustments were made with respect to the accounts of Unrestricted Subsidiaries, concurrently with the delivery of each set of consolidated financial statements referred to in clauses (a) or (b), the related unaudited consolidating financial information reflecting such material adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) Concurrently with any delivery of financial statements under paragraphs (a) or (b) that are delivered on fiscal quarters or fiscal years ending June 30 or December 31, as applicable, a Compliance Certificate (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with Fiscal Quarter ending December 31, 2023, setting out the then applicable Financial Covenants and underlying calculations in connection therewith and (iii) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary; provided that commencing with Fiscal Quarter ending December 31, 2023, all items comprising EBITDA or Consolidated Net Income shall be specified and evidenced in detail reasonably satisfactory to the Administrative Agent in the applicable Compliance Certificate delivered to the Administrative Agent;

(e) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings or the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(f) Within 90 days after the beginning of each fiscal year, commencing with fiscal year ending December 31, 2023, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(g) Upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g);

(h) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(i) Promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by the Borrower, any Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request and, with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America, any available annual reports, actuarial valuation reports or notices from plan sponsors or any governmental entity with respect to such plan as the Administrative Agent shall reasonably request; provided, that if the Plan or Multiemployer Plan to which the documentation relates is sponsored by or contributed to by an ERISA Affiliate, the foregoing provision shall apply only if such plan would reasonably be expected, individually or in the aggregate, to result in Material Adverse Effect;

(j) On or prior to the date that is 45 days after the end of fiscal quarter ending December 31, 2022, a balance sheet and related statements of operations and cash flows showing the financial position of the Target and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year;

(k) At the same time as they are dispatched, all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally; and

(l) Promptly, such information as the Administrative Agent may reasonably require about the Collateral and compliance with the Loan Parties with the terms of any of the Security Documents.

Section 8.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any Regulatory Action or other action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a material and adverse impact on the Borrower or any of the Subsidiaries;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the development or occurrence of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect;

(e) (i) any Environmental Claim which has been commenced or (to the best of such Responsible Officer’s knowledge and belief) is threatened against Holdings, the Borrower or any of their respective subsidiaries or (ii) any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against, or any cost, liability or obligation under or relating to any Environmental Laws of, Holdings, the Borrower or any of their respective subsidiaries, in each case, where such Environmental Claim or cost, liability or obligation would reasonably be expected to have a Material Adverse Effect;

(f) any breach of or default (after the lapse of any cure period or giving of notice, if so required) of the DOJ Settlement by the Borrower or any of its Subsidiaries, including a breach of any provision of a deferred prosecution agreement, or any other agreement with a Governmental Authority resulting from the DOJ Investigation;

(g) (A) any material development with the DOJ or any other Governmental Authority regarding the DOJ Investigation, or (B) the occurrence of any Specified Outcome; or

(h) (A) any written request by the OIG to enter into a corporate integrity agreement, or (B) any civil monetary penalty, fine or other penalty or adverse action threatened in writing or imposed by the OIG or any other Governmental Authority for matters related to the DOJ investigation.

Section 8.06 Compliance with Laws. Comply with all Laws and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 8.06 [Compliance with Laws] shall not apply to Environmental Laws, which are the subject of Section 8.09 [Compliance with Environmental Laws], or to laws related to Taxes, which are the subject of Section 8.03 [Taxes], or to laws related to Foreign Pension Plans, which are the subject of Section 8.12 [Foreign Pension Plans], or to laws related to Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, which are the subject of Section 8.14 [Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions].

Section 8.07 Maintaining Records; Access to Properties and Inspections; Field Examinations. Maintain all financial records in accordance with the Applicable Accounting Standards and, upon five (5) Business Days’ notice (or, if an Event of Default has occurred and is continuing, one (1) Business Day’s notice), permit any persons designated by the Administrative Agent to visit, audit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower or the applicable Subsidiary, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (in each case set forth in this Section 8.07 [Maintaining Records; Access to Properties and Inspections; Field Examinations], subject to reasonable requirements of confidentiality, including requirements imposed by Law or by contract and always subject to any applicable data protection rules (in particular subject to the EU General Data Protection Regulation)); provided that, excluding any such visits and inspections during the continuation of a Default or an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 8.07 [Maintaining Records; Access to Properties and Inspections; Field Examinations] and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the continuation of a Default or an Event of Default. If a Default or an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Default or Event of Default. Upon five (5) Business Days’ advance notice, each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent, unless waived by the Required Lenders, to conduct field examinations of the Collateral during regular business hours, provided that, absent the continuation of an Event of Default, such examinations shall not occur more than once per fiscal year of the Borrower.

Section 8.08 Intentionally Omitted.

Section 8.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to it and its operations and properties; and obtain and renew all material Permits required pursuant to any Environmental Laws for its operations and properties, in each case in accordance with Environmental Laws; and use, treat, generate, transport, dispose of, store, manage, and otherwise handle Hazardous Materials in a manner that does not and would not reasonably be expected to result in any liability, except, in each case with respect to this Section 8.09 [Compliance with Environmental Laws], to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.10 Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, in each case subject to paragraph (g) below.

(b) If any asset (other than Real Property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million is acquired by any Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, (y) Excluded Property, or (z) assets that are not required to become subject to Liens in favor of the Administrative Agent pursuant to Section 8.10(g) [Further Assurances; Additional Security] or the Security Documents) (i) notify the Administrative Agent thereof and (ii) cause such asset to be subjected to a Lien securing the applicable Obligations and take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and, within twenty (20) Business Days of the request of the Administrative Agent, perfect such Liens, including taking the actions described in paragraph (a) of this Section 8.10 [Further Assurances; Additional Security] and otherwise satisfying the Collateral and Guarantee Requirement, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition of any Material Real Property of any Loan Parties acquired after the Closing Date or any Material Real Property owned by any new Wholly Owned Subsidiary as described in clause (d) below and, within ninety (90) days (or such later date as the Administrative Agent may agree) of such acquisition, grant and cause each of such Loan Parties to satisfy clauses (h) and (i)] of the “Collateral and Guarantee Requirement” with respect to such Material Real Property and Additional Mortgage.

(d) If any additional direct Subsidiary (other than any Excluded Subsidiary) of a Loan Party is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), within ten (10) Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after the date such Subsidiary is formed or acquired or such longer period as required by applicable Law or as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, any Equity Interest in such Subsidiary owned by a Loan Party and with respect to the Material Real Property and other assets owned by such new Subsidiary (and in connection therewith shall, subject to the terms of the Closing Date Pari Passu Intercreditor Agreement, deliver to the Administrative Agent such evidence as the Administrative Agent may reasonably request), in each case subject to paragraph (g) below.

(e) (i) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organizational name, (B) any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided that no Loan Party shall effect or permit such change unless all filings have been made , or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) Notwithstanding anything herein to the contrary, the Administrative Agent shall not accept any Mortgage pursuant to this Credit Agreement without making available the flood compliance documentation referred to in clause (h)(iv) of the Collateral and Guarantee Requirement definition to each Lender that has identified itself to the Administrative Agent as a federally regulated lender subject to flood regulations, and the Administrative Agent not having received any objection to accepting such Mortgage within fifteen (15) days of making such materials available; provided that, with respect to any Material Real Property for which a Mortgage was not accepted by the Administrative Agent pursuant to the foregoing, no Default or Event of Default of Loan Parties shall occur and the Loan Parties shall be deemed to be in compliance with respect to this Section 8.10.

(g) Notwithstanding anything to the contrary set forth in this Agreement or any Security Document, the Collateral and Guarantee Requirement and the other provisions of this Section 8.10 [Further Assurances; Additional Security] and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):

(i) any Equity Interests owned on or acquired after the Closing Date in any person that is not the Borrower or a Wholly Owned Subsidiary of the Borrower to the extent doing so would violate the organizational or joint venture documents of such person; provided that, the Borrower shall and shall cause any applicable Subsidiary to use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in this clause (i),

(ii) any assets owned on or acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate applicable Law or an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the Closing Date or the acquisition of such assets, as applicable; provided that if such contractual restrictions are waived or eliminated, such assets shall not constitute Excluded Property pursuant to this clause (ii): provided further that, at the request of the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall and shall cause any applicable Subsidiary to use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in this clause (ii),

(iii) (A) entities that become Subsidiaries (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary being designated as a Subsidiary being deemed to constitute the acquisition or formation of a Subsidiary) (other than Excluded Subsidiaries) after the Closing Date if the Administrative Agent (acting at the direction of the Required Lenders), after consultation with the Borrower, shall reasonably determine that the costs or other consequences of obtaining a guarantee of the applicable Obligations from such entities is excessive in relation to the value to be afforded to the Lenders thereby or (B) those assets as to which the Administrative Agent (acting at the direction of the Required Lenders), after consultation with the Borrower, shall reasonably determine that the costs or other consequences of obtaining or perfecting a security interest in such assets are excessive in relation to the value of the security to be afforded thereby, in each case taking into account the costs and legal and practical difficulties of obtaining such guarantees and security from Foreign Subsidiaries, including (x) the costs of obtaining such guarantee or security interest, or perfecting such security interest, in relation to the value of the credit support to be afforded thereby, (y) general statutory limitations, financial assistance, corporate benefit, fraudulent preference, thin capitalization, retention of title claims and similar principles and (z) the fiduciary duties of directors, contravention of legal prohibitions or risk of personal or criminal liability on the part of any officer,

(iv) perfection of any security interest in Collateral to the extent such perfection (or the steps required to provide such perfection) would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as permitted by the Loan Documents,

(v) intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law,

(vi) any Excluded Account,

(vii) any lease or other agreement or any property (excluding Intellectual Property Rights and agreements relating to the same), in each case, subject to a purchase money security interest or similar arrangement permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than Loan Parties), in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable Law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition; provided further that, at the request of the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall and shall cause any applicable Subsidiary to use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in this clause (vii), or

(viii) any Real Property that is not Material Real Property.

Notwithstanding anything to the contrary in this Agreement, the U.S. Security Agreement or any other Loan Document, (x) in the case of any CFC that is a Material Subsidiary and (y) in the case of CFCs or any Domestic Subsidiaries that are Foreign Subsidiary Holdcos, in each case, that have not been both in existence and owned by the Borrower or one of its Subsidiaries for more than one year, the Equity Interest of such CFC or any Foreign Subsidiary Holdco that are required to be pledged shall be limited to 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to the Borrower or its Affiliates, including after taking into account Section 245A of the Code and Treasury Regulation Section 1.956-1) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such CFC or such Foreign Subsidiary Holdco, in either case owned directly by Borrower or indirectly by the Borrower solely through one or more Domestic Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, the Security Documents, or any other Loan Document, (x) the Administrative Agent (acting at the direction of the Required Lenders) may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date, for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents and (y) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower.]

Notwithstanding anything to the contrary in this Agreement, any guarantee given by an English Loan Party does not apply to any liability to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

Section 8.11 Compliance with Material Contracts. Perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 8.12 Foreign Pension Plans. All Foreign Pension Plans established or maintained by any Loan Party or its Subsidiaries shall comply with all provisions of the relevant Law and none of the Borrower or any Subsidiary thereof shall have any unfunded liability in respect of any Foreign Pension Plan except in each case as could not reasonably be expected to result in a Material Adverse Effect.

Section 8.13 Quarterly Conference Calls. To the extent requested by the Administrative Agent and/or the Required Lenders after the delivery of the financial statements in accordance with Section 8.04(a) [Financial Statements, Reports, etc.] or (b) [Financial Statements, Reports, etc.], as applicable, with reasonable advance notice to the Borrower, conduct quarterly conference calls during regular business hours with the Lenders to discuss the financial condition and results of operations of the

Borrower and its Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to Section 8.04(a) [Financial Statements, Reports, etc.] or (b) [Financial Statements, Reports, etc.], as applicable; provided, however, that the Borrower shall offer to the Administrative Agent and/or Required Lenders to conduct at least two (2) conference calls during any calendar year, in the absence of such request from the Administrative Agent and/or Required Lenders.

Section 8.14 Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions. Each Loan Party shall (a) comply with Anti-Corruption Laws and Sanctions in all respects, and with Anti-Money Laundering Laws in all material respects, and (b) continue to maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

Section 8.15 [Reserved].

Section 8.16 Authorizations. Each Loan Party shall promptly (a) obtain, comply with and do all that is necessary to maintain in full force and effect and (b) supply certified copies to the Administrative Agent of any authorization, consent or approval required or desirable to enable it to perform its obligations under the Loan Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation any Loan Document (which shall, for the avoidance of doubt, include a report (or an amendment to the report previously filed) to the relevant Governmental Authorities of Korea in connection with an assignment or transfer of any Loan in accordance with the relevant foreign exchange regulations of Korea, provided that the notice of such assignment or transfer of any Loan shall be provided with reasonable details to Holdings, which shall promptly upon receipt deliver to the Sponsor Guarantor, by the Administrative Agent in advance with reasonably enough time for such report to be filed with the relevant Governmental Authorities of Korea).

Section 8.17 Pari Passu Ranking. Each Loan Party shall ensure that its payment obligations under the Loan Documents rank and continue to rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 8.18 [Reserved].

Section 8.19 Banking Relationship. Within ninety (90) days of the Closing Date (or such later date as the Administrative Agent may agree), the Borrower shall maintain its primary United States banking and depository relationship with the Administrative Agent.

Section 8.20 Holding Company Activities. Holdings shall only conduct or engage in Permitted Holding Company Activities.

Section 8.21 Post-Closing Matters.

(a) Israel Post-Closing Obligations. On or prior to the date that is forty-five (45) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent each of the following documents and deliverables related to the Israeli Security Documents, in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of each of the Israeli Security Documents duly executed and delivered by the applicable Israeli Loan Party;

(ii) subject to the obtainment of the IIA Charge Approval, where applicable, an executed Form 10 in relation to the Collateral covered by each Israeli Security Document (other than the share charge over the Equity Interest in Meridian Bioscience Israel Holding Ltd., for which a duly executed Form 1 shall be delivered), each in a form required for filing and registration with the Israeli Companies Registrar and the Israeli Pledges Registrar, as applicable;

(iii) subject to the obtainment of the IIA Charge Approval, where applicable, a duly executed filing request for the Israeli Registrar of Patents, Trademarks and Designs;

(iv) a copy of an officer certificate signed by an authorized officer of each of the Israeli Loan Parties: (1) attaching a copy of its articles of association, its internal shareholders registry (pursuant to Section 8.21(a)(vii) below) and internal directors registry; (2) attaching a copy of a resolution of its board of directors: (A) approving the terms of, and the transactions contemplated by, the Israeli Security Documents to which it is a party and resolving that it shall execute, deliver and perform the Israeli Security Documents, subject to any further approvals that may be required with respect to the realization of the security interest created under the Israeli Security Documents, as further provided in Section 6.04 above; (B) authorizing a specified person or persons to execute the Israeli Security Documents to which it is a party on its behalf; (C) authorizing a specified person or persons, on its behalf, to sign and/or deliver all documents and notices to be signed and/or filed by it under or in connection with this Agreement and the Israeli Security Documents to which it is a party; and (D) certifying, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that, subject to the provisions of Section 6.04 above with respect to the realization of the security interest created under the Israeli Security Documents and the obtainment of any governmental approval that is referenced in this Section 8.21(a), including the IIA Charge Approval, which shall render the below accurate, all approvals, as required under the Israeli Companies Law (including, without limitation, under sections 255, 270-272 and Section 277 thereof) and its articles of association, have been duly obtained for the transactions contemplated by this Agreement and the Israeli Security Documents to which it is a party; (3) attaching a copy of a resolution of its shareholders effecting the amendment of its articles of association referred to in Subsection 8.21(a)(v) below; (4) attaching a specimen of the signature of person(s) authorized by the resolution referred to in clause (2) above; (5) containing a confirmation that securing or guaranteeing would not cause any securing, guaranteeing or similar limit binding on it to be exceeded; and (6) certifying that each copy document relating to it specified in this clause (iv) is correct, complete and in full force and effect;

(v) a copy of the resolution of the general meeting of the shareholders evidencing that the articles of association of each of the Israeli Loan Parties have been amended to include substantially the following provisions; “Notwithstanding anything to the contrary herein or in any shareholders agreement, for so long as any shares of the Company are subject to a security interest granted in favor a Secured Party (as such term is defined in the Credit Agreement (as defined below)) under or in connection with the Credit Agreement dated January 31, 2023, as may be amended from time to time, (the “Credit Agreement”), any restrictions or limitations on, or approval requirements for, the transfer of shares or other securities, the registration of share transfers in the shareholders registry of the company, or the exercise of any rights, preferences, privilege and powers shall not apply to: (i) the creation of any lien over shares or other liens of the company in accordance with the Credit Agreement and the Israeli Security Documents (as such term is defined in the Credit Agreement); (ii) any transfer of the shares or other securities to any person under or pursuant to enforcement of the Credit Agreement and the Israeli Security Documents, including to the Secured Parties or any of their affiliates; and (iii) the registration of any such share transfer(s) in the shareholders registry of the company or the exercise of any rights, preferences, privileges and powers attached to such shares or conferred upon the holders thereof under law or by virtue of these Articles of Association or any contract.

The Company hereby irrevocably and unconditionally waives its right to a lien/forfeiture as prescribed by this Articles in respect of the shares or other securities of the Company which are pledged under the Israeli Security Documents (as such term is defined in the Credit Agreement).

The Secured Party and any receiver shall be third party beneficiaries of the provisions of this Article and no waiver, amendment or modification of this Article may be made without the prior written consent of the Administrative Agent (as such term is defined in the Credit Agreement)”’

(vi) evidence for filing of the request to the Israeli Innovation Authority in order to obtain the IIA Charge Approval;

(vii) an up-to-date shareholders’ registry of each of the Israeli Loan Parties, which shall indicate that the shares held by its parent are pledged and charged in favor of the Administrative Agent;

(viii) [reserved];

(ix) a legal opinion of Israeli legal counsel to each of the Israeli Loan Parties, addressed to the Administrative Agent and Lenders, dated as of the date of the Israeli Security Documents, and in form and substance reasonably satisfactory to the Administrative Agent;

(x) an up-to-date extract from the Israeli Companies Registrar of each of the Israeli Loan Parties, evidencing that it is not registered with the Israeli Companies Registrar as a “breaching company” (“hevrah meferah”) and that the only Liens that are placed over its assets, if any, are those which are permitted under this Agreement; and

(xi) an up-to-date extract from the Israeli Pledges Registrar with respect to Meridian Bioscience International Limited, evidencing that only Liens that are registered with the Israeli Pledges Registrar with respect to the Equity Interest of Meridian Bioscience International Limited in Meridian Bioscience Israel Holding Ltd., are those which are permitted under this Agreement.

(b) As soon as practicable and no later than seven (7) Business Days following the execution by each of the Israeli Loan Parties of an Israeli Security Document which is required to be filed with the Israeli Pledges Registrar and Israeli Companies Registrar, the Borrower shall have delivered to the Administrative Agent evidence that each such Israeli Security Document and the applicable respective filing forms required for the filing and registration of each such Israeli Security Document with the Israeli Pledges Registrar and Israeli Companies Registrar (as applicable), were duly and timely filed for registration with the Israeli Pledges Registrar and the Israeli Companies Registrar, as applicable, provided, however, that the Administrative Agent or other respective Secured Party has timely provided all of the information and documentation that is legally required, including notarized copies of its good standing certificate and incorporation certificate that are required, to the extent required, on its part in order to make such filing and effect such registration; and

(c) Once available, the Borrower shall have delivered to the Administrative Agent evidence as to the registration of the applicable charges with respect to the applicable Collateral that is required, under the respective Israeli Security Document, to be filed with the Israeli Pledges Registrar and Israeli Companies Registrar (as applicable), and copies of all respective charge registration certificates or pledge registration confirmations (as applicable) and copies of extracts from a search against each of the Israeli Loan Parties at the Israeli Pledges Registrar and Israeli Companies Registrar. It is hereby agreed that, if evidence to each of the above filings was not received by the respective Israeli Loan Party on or prior to the date that is twenty-one (21) Business Days after the date of filing of the applicable forms with the Israeli Pledges Registrar and Israeli Companies Registrar (as applicable), then the respective Israeli Loan Party shall take all commercially reasonable efforts in order to cause the Israeli Pledges Registrar and/or Israeli Companies Registrar (as applicable) to issue the applicable evidence.

Section 8.22 DOJ Investigation. Prior to sending any material proposals to or agreeing to material obligations which, in each case, are materially less favorable to the Loan Parties taken as a whole than the DOJ Investigation Anticipated Outcome, imposed by the DOJ or any other Governmental Authority regarding matters related to the DOJ Investigation (the “Settlement Proposals”), the Borrower shall provide to the Administrative Agent and Lenders summaries of such Settlement Proposals and allow the Administrative Agent and Lenders an opportunity to provide comments or feedback prior to agreeing to the Settlement Proposals.

Section 8.23 Compliance with DOJ Settlement Notice. The Borrower and the Subsidiaries shall comply with all requirements of the DOJ Settlement, including any provisions related to any deferred prosecution agreement, corporate integrity agreement, or other agreement with a Governmental Authority resulting from the DOJ Investigation. The Borrower shall provide copies to the Administrative Agent and Lenders of the final DOJ Settlement, including any deferred prosecution agreement, corporate integrity agreement or other agreements with any Governmental Authority in connection with the DOJ Investigation, within three (3) days of the effectiveness of the DOJ Settlement (or if later, upon execution thereof). The Borrower shall provide the Administrative Agent and the Lenders written notice not more than three (3) days after the Borrower or any Subsidiary receives oral or written notice from the OIG indicating that the Borrower or any Subsidiary will be excluded from any Federal Health Care Program.

ARTICLE IX.

NEGATIVE COVENANTS

The Borrower covenants and agrees (and, solely with respect to Sections 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions], 9.07 [Business of Holdings, the Borrower and the Subsidiaries], 9.08 [Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Restricted Payments; etc], 9.09 [Fiscal Year; Accounting], 9.12 [Anti-Corruption, Anti-Money Laundering Laws, and Sanctions], and 9.13 [Holding Company], Holdings covenants and agrees) with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, such person will not, and will not permit any of the Subsidiaries (including, on and after the Closing Date, the Target) to:

Section 9.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) [Reserved];

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower and any Subsidiary pursuant to Swap Agreements (excluding any Swap Agreements entered into for speculative purposes, which shall not be permitted);

(d) Indebtedness of the Borrower or any Subsidiary owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary or Indebtedness of any Subsidiary to the Borrower or any other Subsidiary; provided, that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries to finance working capital needs of the Borrower and the Subsidiaries, Indebtedness of any Subsidiary that is not a Loan Party owing to the Loan Parties shall be subject to Section 9.03 [Investments, Loans and Advances] and Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall, if legally permissible and requested by the Administrative Agent (instructed by the Required Lenders), be subordinated to the Loan Document Obligations and the Guarantees of the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and the Lenders;

(f) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business consistent with past practice;

(g) Indebtedness of the Borrower or a Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including “earn outs”, seller notes or similar obligations and mark to market adjustments with respect to the foregoing), in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such acquisition in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof would not in the aggregate exceed $5.0 million;

(i) Indebtedness of the Borrower or any Subsidiary in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(j) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(k) Indebtedness in respect of or arising under any bankers’ acceptance, bank guarantees, letter of credit, surety or any other instrument issued by a bank or financial institution, warehouse receipt or similar facilities entered into in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or similar obligations;

(l) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within sixty (60) days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements and (ii) other unsecured Indebtedness provided that (a) the Weighted Average Life to Maturity of such unsecured Indebtedness is not shorter than the Weighted Average Life to Maturity of the Loans, (b) the maturity of such unsecured Indebtedness is not earlier than 90 days after the latest Maturity Date then in effect, (c) such unsecured Indebtedness shall be expressly subordinated in right of payment to the Loan Document Obligations and the Guarantees of the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and the Lenders, (d) no such unsecured Indebtedness shall have different obligors than the Loans, (e) such unsecured Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of the Borrower or its Subsidiaries, and (f) such unsecured Indebtedness does not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales, changes in control or similar events on the date of issuance and any payment that is intended to prevent any such unsecured Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Bankruptcy Code) prior to the latest Maturity Date in effect as of the time such unsecured Indebtedness incurred;

(m) Indebtedness representing deferred compensation to employees or other service providers of the Borrower or any Subsidiary incurred in the ordinary course of business;

(n) Indebtedness after the Closing Date of the Borrower or any Subsidiary incurred (i) under cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) and (ii) under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders and (in each case) established for the Subsidiaries’ ordinary course of operations;

(o) Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity permitted by Section 9.05 [Dividends and Distributions];

(p) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(q) Indebtedness incurred by the Borrower where the lender of such Indebtedness is a Parent Entity of the Borrower; provided that prior to the incurrence of such Indebtedness, the Borrower and such Parent Entity shall execute and deliver to the Administrative Agent a subordination agreement in form and substance satisfactory to the Administrative Agent;

(r) [Reserved];

(s) other Indebtedness of the Borrower or any Subsidiary; provided, that the aggregate principal amount of such Indebtedness incurred shall not exceed the greater of (x) the sum of (1) $100.0 million minus the outstanding principal amount of the Loans and (2) the outstanding principal amount of Term Loans (not to exceed $550.0 million) and (y) 100% of EBITDA (calculated on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 8.04(a) [Financial Statements, Reports, etc.] or (b)); provided, that, in order to incur additional Indebtedness in reliance of this clause (s), to the extent such Financial Covenants are in effect, (x) the Borrower is in compliance with each of the Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 8.04(a) [Financial Statements, Reports, etc.] or (b) and (y) the Sponsor Guarantor is in compliance with each of the Sponsor Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 3.2(b)(A) or (B) of the Sponsor Guarantee;

(t) any other Indebtedness consented to by the Required Lenders (such consent not to be unreasonably withheld);

(u) [reserved];

(v) (i) Capital Lease Obligations, mortgage financings and other purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after any acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) otherwise permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof (together with the aggregate amount of any other Indebtedness outstanding pursuant to this clause (i) and any Permitted Refinancing Indebtedness in respect of Indebtedness initially incurred under this clause (i) that is incurred under clause (ii) hereof) would not in the aggregate exceed $5.0 million and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(w) all premium (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above.

For purposes of determining compliance with this Section 9.01 [Indebtedness], (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 9.01(a) through (u) [Indebtedness] but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 9.01(a) [Indebtedness] through (v), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 9.01 [Indebtedness] and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Notwithstanding anything to the contrary contained in this Section 9.01 [Indebtedness] above (x), no Indebtedness incurred pursuant to this Section 9.01 [Indebtedness] shall rank senior in right of payment to the Loan Document Obligations, except for Indebtedness incurred by non-Loan Parties or by Loan Parties in reliance of clauses (i), (k), (n), (s) (other than the Indebtedness evidenced by the Term Loans), (t) (to the extent consented to by the Required Lenders), (v) and (w) (to the extent related to the foregoing clauses only), (y) Term Loans under the Term Loan Credit Agreement (and unused commitments thereunder) and indebtedness under the Israel Grants may only be incurred in reliance of clause (s) above, and (z) any Indebtedness that is incurred pursuant to this Section 9.01 above that is in the form of contractually subordinated Indebtedness shall not mature prior to the date that is ninety-one (91) days after the latest Maturity Date then in effect at the time of incurrence of such Indebtedness.

Section 9.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on any cash deposits in the DOJ Escrow Account;

(b) any Lien created under the Loan Documents and any Lien under any Permitted Refinancing Indebtedness incurred to Refinance the Indebtedness under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 8.03 [Taxes];

(d) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with the Applicable Accounting Standards;

(e) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) zoning laws and restrictions, survey exceptions and such matters as an accurate survey or zoning report would disclose (provided, with respect to any Mortgaged Property, such matters are reasonably acceptable to the Collateral Agent), easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business, that, individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h) Liens securing judgments that do not constitute an Event of Default under Section 10.01(j) [Events of Default];

(i) Liens or other title matters disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 8.10 [Further Assurances; Additional Security] and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(j) any interest or title of a lessor or sublessor under any leases or sub-leases entered into by the Borrower or any Subsidiary in the ordinary course of business that, individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(k) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(l) Liens arising by virtue of any statutory or common Law or contractual provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights including the pledges of an account bank pursuant to their respective general business terms;

(m) Liens securing obligations in respect of trade-related letters of credit or trade-related bank guarantees permitted under Section 9.01(i) [Indebtedness]or Section 9.01(k) [Indebtedness] and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or bank guarantees and the proceeds and products thereof;

(n) customary provisions contained in leases or subleases, non-exclusive licenses, non-exclusive sublicenses, or other similar agreements (including with respect to Intellectual Property Rights and software) granted to others in the ordinary course of business consistent with past practice and (i) not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole or (ii) not securing any Indebtedness;

(o) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(q) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(r) Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(s) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(t) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(u) Liens on goods or Inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiary, as applicable, in respect of such letter of credit or bank guarantee to the extent permitted under Section 9.01 [Indebtedness] (other than Section 9.01(h));

(v) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(w) Liens arising out of pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self-insurance arrangements; and any liens arising under or in respect of any indebtedness in respect of or arising under any bankers’ acceptance, bank guarantees, letter of credit, surety or any other instrument issued by a bank or financial institution, warehouse receipt or similar facilities entered into in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or similar obligations;

(x) [reserved];

(y) Liens in favor of the Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(z) Liens securing obligations under any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge, and Other Lender Provided Financial Service Product;

(aa) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided, that the aggregate principal amount secured by such Liens (together with any Liens set forth on Schedule 6.02) shall not exceed the sum of (1) $100.0 million minus the outstanding principal amount of the Loans and (2) the outstanding principal amount of Term Loans (not to exceed $550 million); provided, that, in order to incur additional Indebtedness secured by Liens in reliance of this clause (aa), to the extent such Financial Covenants are in effect, (x) the Borrower is in compliance with each of the Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 8.04(a) [Financial Statements, Reports, etc.] or (b) and (y) the Sponsor Guarantor is in compliance with each of the Sponsor Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 3.2(b)(A) or (B) of the Sponsor Guarantee;

(bb) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same property (which, for the avoidance of doubt, may include after-acquired property to the extent such after-acquired property would be subject to the existing Lien) that secured the original Lien (plus improvements on and accessions to such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(cc) Liens on assets not constituting Collateral securing obligations in respect of Indebtedness of any Subsidiary that is not a Loan Party that is permitted under Section 9.01 [Indebtedness], and other than to the extent such Indebtedness is permitted only to be incurred as unsecured Indebtedness or Indebtedness that is permitted to be secured only by Liens on assets constituting Collateral, as applicable, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof would not in the aggregate exceed $5.0 million; and

(dd) Liens securing Indebtedness permitted by Section 9.01(v) [Indebtedness] (limited to the assets subject to such Indebtedness and any accessions thereto or proceeds thereof) and (w) (to the extent related to Indebtedness permitted to be secured pursuant to the foregoing clauses (a) through (cc)).

For purposes of determining compliance with this Section 9.02 [Liens], (A) a Lien need not be permitted solely by reference to one category of permitted Liens described in Section 9.02(a) [Liens] through (dd) but may be permitted in part under any combination thereof and (B) in the event that a Lien meets the criteria of one or more of the categories of permitted Liens described in Sections 9.02(a) [Liens] through (bb), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Notwithstanding anything to the contrary contained in this Section 9.02 [Liens] above, (x) the Borrower shall not incur, assume or permit to exist any Lien over its Equity Interests in any Subsidiary (or on any income or revenues or rights in respect thereof) other than a Lien created or purported to be created by the Security Documents, Liens described in clause (s), and other Permitted Holdings Equity Liens, (y) no such Liens incurred pursuant to this Section 9.02 [Liens] shall be senior to the Loan Document Obligations except for by operation of law, Liens permitted under this Section 9.02 [Liens] which are granted by non-Loan Parties, Liens securing Indebtedness incurred in reliance of clauses (c), (d), (e), (f), (k), (m), (o), (p), (q), (v), (w) (to the extent related to the foregoing clauses only) and (dd), and (z) Liens securing Term Loans under the Term Loan Credit Agreement (and unused commitments thereunder) and indebtedness under the Israel Grants may only be incurred in reliance of clause (aa) above.

Section 9.03 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person (including, for the avoidance of doubt, any Unrestricted Subsidiary), except:

(a) the Transactions;

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt of non-cash consideration for the sale of assets permitted under Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions];

(d) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate amount at any time outstanding not to exceed (calculated without regard to write-downs or write-offs thereof) $5.0 million (calculated at the time of incurrence), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Borrower (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower or such Subsidiary in cash as common equity;

(e) Accounts, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Swap Agreements (excluding any Swap Agreement entered into for speculative purposes, which, for the avoidance of doubt, shall not be permitted);

(g) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.03 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (g) (calculated without regard to write-downs or write-offs) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(h) Investments resulting from pledges and deposits under Sections 9.02(e) [Liens], (f), (h);

(i) Investments constituting Permitted Business Acquisitions;

(j) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Loan Parties, plus (B) the net amount outstanding in respect of intercompany loans made after the Closing Date by Loan Parties to Subsidiaries that are not Loan Parties pursuant to clause (ii), plus (C) the aggregate outstanding amount of Guarantees of Indebtedness after the Closing Date by Loan Parties of Subsidiaries that are not Loan Parties pursuant to clause (iii) (together with any Guarantees of Indebtedness set forth on Schedule 6.03) shall not exceed $5.0 million (plus any return of capital actually received by the respective investors in respect of such Investments theretofore made by them pursuant to this paragraph (j));

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or any Subsidiary as a result of a foreclosure by the Borrower or such Subsidiary, as applicable, with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(l) Investments of a Subsidiary that is acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with the Borrower or a Subsidiary after the Closing Date, in each case, (i) to the extent the acquisition of such Subsidiary or such merger, amalgamation or consolidation, as applicable, is permitted under this Section 9.03 [Investments, Loans and Advances] and, in the case of any merger, amalgamation or consolidation, permitted under Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions] and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(m) acquisitions by any Loan Party of obligations of one or more officers or other employees of the Borrower, any Parent Entity, such Loan Party or its subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(n) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower or any Parent Entity;

(p) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 9.05 [Dividends and Distributions];

(q) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(r) Guarantees permitted under Section 9.01 [Indebtedness] (except to the extent such Guarantee is expressly subject to this Section 9.03 [Investments, Loans and Advances]);

(s) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Subsidiary;

(t) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) that are in the ordinary course of business;

(u) purchases and acquisitions of Inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property Rights in each case in the ordinary course of business consistent with past practice, to the extent such purchases and acquisitions constitute Investments;

(v) Investments received substantially contemporaneously in exchange for Equity Interests of the Borrower or any Parent Entity;

(w) Investments made by the Borrower or any of the Subsidiaries where the principal business of the entity or the business acquired or invested through such Investments is substantially the same as or similar, complementary and/or supplementary to, the business of the Borrower or such Subsidiary on or prior to the Closing Date in an aggregate principal amount not to exceed $5.0 million];

(x) other Investments by the Borrower or any Subsidiary in an aggregate amount outstanding (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $60.0 million (plus any unused amounts available for Restricted Payments under Section 9.05 [Dividends and Distributions](i)); and

(y) Investments in joint ventures and other Subsidiaries, provided that the aggregate principal amount of all such Investments in joint ventures and other Subsidiaries shall not exceed $10.0 million outstanding;

provided that, with respect to the foregoing paragraphs (x) and (y), the aggregate amount of all such Investments made, directly or indirectly, in any Unrestricted Subsidiary, shall not exceed $1.0 million.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.03 [Investments, Loans and Advances], amount shall be deemed to be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested)

Section 9.04 Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or sell, transfer, lease, license, sublicense or otherwise liquidate, dissolve or dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any person, except that this Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions] shall not prohibit:

(a) (i) the purchase and sale of Inventory and other property in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale, transfer, or disposition of immaterial, surplus, damaged, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Domestic Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party (and if the Borrower is a party to such merger, the surviving person shall be the Borrower) and no person other than the Borrower or Subsidiary Loan Party receives any consideration, (ii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iii) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of such Subsidiary and is not materially disadvantageous to the Lenders or (iv) any Subsidiary of the Borrower may merge, amalgamate or consolidate into or with any other person in order to effect an Investment permitted pursuant to Section 9.03 [Investments, Loans and Advances] so long as the continuing or surviving person shall be a Subsidiary of the Borrower, which shall be a Loan Party if the merging Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 8.10 [Further Assurances; Additional Security];

(c) sales, transfers, leases or other dispositions to the Borrower or any Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Sections 9.03 [Investments, Loans and Advances] and 9.06;

(d) Investments permitted by Section 9.03 [Investments, Loans and Advances], Permitted Liens, Restricted Payments permitted by Section 9.05 [Dividends and Distributions], and, to the extent constituting a disposition, the DOJ Settlement;

(e) the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the account party thereon and not as part of an accounts receivable financing transaction;

(f) Permitted Business Acquisitions (including any merger, amalgamation or consolidation in order to effect a Permitted Business Acquisition); provided, that following any such merger, amalgamation or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Subsidiary that is not a Loan Party, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(g) leases, licenses, or subleases or sublicenses of any real or personal property (other than Intellectual Property Rights) in the ordinary course of business;

(h) sales, leases or other dispositions of Inventory of any of the Subsidiaries determined by the management of such Subsidiary to be no longer useful or necessary or economically practicable to maintain in the operation of the business of such Subsidiary or any of the Subsidiaries (including, in the ordinary course of business and consistent with past practice, allowing any unregistered trademark or service mark, or Intellectual Property Rights registration or application for registration that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be cancelled or invalidated);

(i) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(j) [reserved];

(k) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 50 % of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market termination value in excess of $1.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market termination value and (iii) in the event of a swap with a fair market termination value in excess of $2.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of the Borrower and (iv) any Net Cash Proceeds received by the Borrower or a Subsidiary in such exchange shall be applied in accordance with Section 2.09(c) of the Term Loan Credit Agreement; provided, that (x) the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (k) shall not exceed in any fiscal year of the Borrower, $5.0 million and (y) no Default or Event of Default exists or would result therefrom;

(l) the Transactions; and

(m) other sales, transfers, leases or dispositions of assets; provided, that (i) no Default or Event of Default exists at the time of the signing of the applicable sale, transfer, lease or disposition documentation or would result therefrom, (ii) the requirements of Section 2.09(c) of the Term Loan Credit Agreement, to the extent applicable, are complied with in connection therewith, (iii) such disposition is for fair market value (as determined by the Borrower in good faith), and (iv) any such sale, transfer, lease or disposition does not constitute a sale, transfer, lease, or disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

Notwithstanding anything to the contrary contained in this Section 9.04 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 9.04 (other than sales, transfers, leases, licenses and other dispositions (x) to Loan Parties or (y) permitted by Section 9.04(b), (c), (e), (h), (i), or (l)) unless such disposition is for fair market value (as determined by the Borrower in good faith); and (ii) no sale, transfer, or other disposition of assets shall be permitted by Section 9.04(a)(i), (a)(iii), (a)(iv), (h) or (m) unless such disposition is for at least 75% cash consideration (provided that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $1.0 million or to other transactions involving assets with a fair market value of not more than $5.0 million in the aggregate for all such transactions during the term of this Agreement); and (iii) no sale, transfer or other disposition by the Borrower of any Equity Interest in any Subsidiary shall be permitted, and the Borrower shall at all times maintain 100% Equity Interest in each Subsidiary (excluding, with respect to any Foreign Subsidiary, nominal Equity Interests held by local nationals to the extent such issuances are required by applicable Law). To the extent any Collateral is disposed of in a transaction permitted by this Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions] to any person other than the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by any Loan Party in order to evidence the foregoing.

Section 9.05 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise) to, whether in cash, property, securities or a combination thereof (or, for the avoidance of doubt, with the Net Cash Proceeds of any IPO), with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any Equity Interests of Holdings, the Borrower or any Subsidiary or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Borrower) (any of the foregoing, a “Restricted Payment”); provided, however, that:

(a) any Subsidiary may make Restricted Payments to each direct owner of Equity Interests of such Subsidiary (other than, in any case, Holdings); provided that, in the case of a Subsidiary that is a non-Wholly Owned Subsidiary, (i) such dividends, repurchases or other distributions are made to all owners of such Subsidiary’s Equity Interests on a pro rata basis (or more favorable basis from the perspective of the Borrower and its Subsidiaries) based on their relative ownership interests and (ii) any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 9.03 [Investments, Loans and Advances];

(b) the Borrower or any Subsidiary may make Restricted Payments in respect of (x) (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its direct or indirect (or any Parent Entity’s indirect) ownership of the

Borrower or any Subsidiary, (iv) payments permitted by Section 9.06(b) [Transactions with Affiliates] (other than Section 9.06(b)(vii) [Transactions with Affiliates]) and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100.0% for so long as such Parent Entity owns no assets other than the Equity Interests in the Borrower or a Parent Entity) and (y) the Borrower may make Restricted Payments to any Parent Entity that files consolidated U.S. federal tax return for any year that includes the Borrower and any Subsidiaries as part of the consolidated tax group, in each case in an amount not to exceed the amount that the Borrower and the Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Borrower and the Subsidiaries paid such taxes directly as a standalone group or, if less, the portion of the tax liabilities of such Parent Entity allocable to the Borrower and the Subsidiaries (which shall be 100.0% for as long as such Parent Entity owns no assets other than the Equity Interests of the Borrower);

(c) Holdings, the Borrower or any Subsidiary may make Restricted Payments to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by future, then present or former directors, officers, employees, members of management and consultants (and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners) of any Parent Entity, the Borrower, any Subsidiary or by any Plan or shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $2.0 million, which, if not used in any year, may be carried forward to the immediately succeeding fiscal year (plus (I) (x) the amount of net proceeds contributed in cash to the common stock of the Borrower after the Closing Date that were proceeds of any key-person life insurance policies received during such calendar year and (y) the amount of net proceeds contributed in cash to the common stock of the Borrower after the Closing Date that were received by any Parent Entity (to the extent contributed to the Borrower) during such calendar year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangement, in each case, Not Otherwise Applied; provided, that the aggregate amount of such purchases or redemptions under this paragraph (I) shall not exceed in any fiscal year $2.0 million and shall not exceed $10.0 million in the aggregate during the term of this Agreement, plus (II) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of the Borrower or any Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, plus (III) payments made with respect to withholding taxes related to such repurchases); and provided, further, that (i) in each case after giving effect thereto, no payment or bankruptcy Event of Default is outstanding or would result therefrom, and the Borrower is in compliance with the Borrower Leverage Covenant on a Pro Forma basis and (ii) cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 9.05 [Dividends and Distributions];

(d) non-cash repurchases of Equity Interests of the Borrower and the Subsidiaries deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) any Subsidiary may make Restricted Payments to allow any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(f) any Subsidiary may make Restricted Payments to any Parent Entity to finance any Investment permitted to be made pursuant to Section 9.03 [Investments, Loans and Advances]; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (b) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed as equity to a Subsidiary or (2) the merger (to the extent permitted in Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions]) of the person formed or acquired into a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 8.10 [Further Assurances; Additional Security];

(g) [reserved];

(h) distributions of the cash proceeds of an Additional Equity Investment effected pursuant to Section 10.01(s)(a)(ii); and

(i) other Restricted Payments in an aggregate amount not to exceed $100,000; provided, that no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 9.06 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 5% or more of any class of capital stock of the Borrower in a transaction involving aggregate consideration in excess of $3.0 million (an “Affiliate Transaction”), unless such transaction is upon terms no less favorable to Holdings, the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or of any Subsidiary,

(ii) loans or advances to employees or consultants of the Borrower (or any direct or indirect parent of the Borrower), or any of the Subsidiaries in accordance with Section 9.03(d) [Investments, Loans and Advances],

(iii) transactions among the Borrower and any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, amalgamation or consolidation in which a Subsidiary is the surviving entity) not prohibited by this Agreement,

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business,

(v) transactions pursuant to or expressly contemplated by the agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.06 or any amendment thereto or substantially similar transactions or arrangements to the extent such amendment or substantially similar transactions or arrangements or is not adverse to the Lenders in any material respect,

(vi) (a) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) to any Parent Entity, Restricted Payments permitted under Section 9.05 [Dividends and Distributions], including payments to be used by such Parent Entity or equity holders thereof to pay federal state and local Taxes being paid by such Parent Entity or equity holders and which are attributable to the income or operations of the Borrower or a Subsidiary, as applicable,

(viii) any purchase of the Equity Interest of the Borrower or any contribution to the equity capital of the Borrower pursuant to Section 9.05 [Dividends and Distributions],

(ix) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business,

(x) any transaction by the Borrower or any of the Subsidiaries in respect of which the Borrower or such Subsidiary delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower or such Subsidiary from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (a) in the good faith determination of the Borrower or such Subsidiary qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that (x) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (y) is fair, from a financial point of view, to the Borrower or such Subsidiary,

(xi) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xii) the issuance, sale or transfer of Equity Interests of the Borrower or any Subsidiary to any Parent Entity in connection with capital contributions by such Parent Entity to the Borrower or any Subsidiary,

(xiii) without duplication of any amounts otherwise paid with respect to taxes, payments by any Parent Entity, the Borrower and the Subsidiaries pursuant to tax sharing agreements among such Parent Entity, the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xiv) transactions among the Borrower and the Subsidiaries and not involving any other Affiliate,

(xv) advances in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) that are in the ordinary course of business,

(xvi) payments of ordinary course fees by the Borrower to SD Biosensor in respect of the Sponsor Guarantee,

(xvii) payments or loans (or cancellations of loans) to employees or consultants that are (a) approved by a majority of the Board of Directors of the Borrower in good faith, (b) made in compliance with applicable Law and (c) otherwise permitted under this Agreement, or

(xviii) transactions permitted by, and complying with, the provisions of Sections 9.01 [Indebtedness], 9.04(b) [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions] (except for Section 9.04(b)(iv)) or 9.05 [Dividends and Distributions].

Section 9.07 Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 9.08 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Restricted Payments; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries.

(b) (x) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness of the Borrower or any Subsidiary Loan Party that is contractually subordinate to the Loan Document Obligations, including, but not limited to, any Indebtedness between or among the Loan Parties, but excluding, for the avoidance of doubt, the obligations under the Term Loan Credit Agreement (“Junior Financing”), except for (a) (i) payments of regularly scheduled principal, interest and payment of fees, expenses and indemnification obligations and other payments permitted by the subordination terms applicable thereto, (ii) any Refinance of such Indebtedness with Permitted Refinancing Indebtedness, or (iii) any payment that is intended to prevent any such unsecured Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Bankruptcy Code, if any, so long as no Default or Event of Default exists or would result therefrom, or (b) with respect to any Indebtedness made by a Loan Party or a Subsidiary, (i) payments made by a Loan Party to a non-Loan Party shall be permitted so long as no Default or Event of Default exists or would result therefrom and notice has not been given to such Loan Party restricting payments, (ii) payments made by a Loan Party or a Subsidiary to a Loan Party shall be permitted at all times, and (iii) payments made by a non-Loan Party to another non-Loan Party shall be permitted at all times; or (y) amend or modify, or permit the amendment or modification of, any provision of any Junior Financing, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders;

(c) Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms (i) restricts the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, other than those arising under any Loan Document or the “Loan Documents” (as defined in the Term Loan Credit Agreement, (ii) restricts the granting of Liens by any Loan Party or such Material Subsidiary pursuant to the Security Documents, other than those arising under any Loan Document or the “Loan Documents” (as defined in the Term Loan Credit Agreement), (iii) [reserved] or (iv) creates any Lien (other than Liens arising by operation of Law or judgment liens) on any fee-owned Real Property that is not Material Real Property of the Borrower or any such Subsidiary, other than those arising under any Loan Document or the “Loan Documents” (as defined in the Term Loan Credit Agreement), except, in each case, restrictions existing by reason of:

(A) Restrictions or Liens imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 9.01;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 9.01(s) [Indebtedness], (j) or (p) to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement;

(G) customary provisions contained in non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions] pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 9.08 [Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Restricted Payments; etc];

(L) customary net worth provisions contained in Real Property leases entered into by the Borrower or the Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower or any of its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 9.01 [Indebtedness] of a Subsidiary that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(Q) any encumbrances or restrictions of the type referred to in Section 9.02(aa) [Liens] imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (P) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the applicable Subsidiary, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.Section 9.09 Fiscal Year; Accounting

Section 9.09 Fiscal Year; Accounting. In the case of the Borrower or any Subsidiary, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC; provided that the Borrower’s and its Subsidiaries’ fiscal year may be changed to match the fiscal year of the Sponsor Guarantor as of the Closing Date.

Section 9.10 [Reserved].

Section 9.11 Financial Covenants.

(a) [reserved]

(b) [reserved]

(c) Permit the Total Leverage Ratio of the Borrower and its Subsidiaries as of the last day of any Test Period ending on a date specified in column A below to be greater than the ratio specified opposite that date in column B below (the “Borrower Leverage Covenant”):

Column A	Column B
June 30, 2024	6.50:1
December 31, 2024	6.50:1
June 30, 2025	6.00:1
December 31, 2025	6.00:1
June 30, 2026	5.50:1
December 31, 2026	5.50:1
June 30, 2027 and each December 31 or June 30 thereafter to, but excluding, the Maturity Date	5.00:1

(d) Commencing with the fiscal quarter ending June 30, 2024, permit the Interest Coverage Ratio of the Borrower and its Subsidiaries as of the last day of any Test Period ending on June 30 or December 31 to be less than 2.00:1 (the “Borrower Interest Coverage Covenant”, together with the Borrower Leverage Covenant, the “Borrower Financial Covenants”).

Section 9.12 Anti-Corruption, Anti-Money Laundering Laws, and Sanctions. No Loan Party will directly or knowingly indirectly use the proceeds of any Loan hereunder, or directly or knowingly indirectly lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or any other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) with or for the benefit of a Sanctioned Person or in any Sanctioned Country, in either case in violation of Sanctions, (C) in any manner that would result in a violation of Anti-Corruption Laws or Sanctions in any respect or Anti-Money Laundering Laws in any material respect, by any Loan Party, any Lender, Agent, or other Person holding or participating in these Loans, or (D) in any manner that would reasonably result in any party to this Agreement becoming designated as a Sanctioned Person.

No Loan Party will fund any repayment of the credit under the Loan Documents with proceeds obtained, directly or knowingly indirectly, in violation of any applicable Anti-Corruption Laws or Sanctions in any respect, or Anti-Money Laundering Laws in any material respect.

Section 9.13 Holding Company. (a) Shall not permit Holdings to create, incur, assume or permit to exist any Lien on any of the Equity Interests issued by the Borrower to Holdings other than Permitted Holdings Equity Liens, and (b) except for any Permitted Holding Company Activity, shall not permit Holdings to trade, carry on any business or own any material assets or incur any material liabilities (and, for the avoidance of doubt, Holdings shall not be permitted to dispose of any Equity Interests of the Borrower or its Subsidiaries).

Section 9.14 Preferred Equity. The Borrower shall not issue any preferred stock or preferred equity in any of its Subsidiaries; provided, however that this restriction shall not apply so long as dividends or other distributions on account of such preferred stock or equity to the Sponsors or its Investment Affiliates or any third party are expressly restricted until the earlier of the latest Maturity Date and repayment in full of the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments.

Section 9.15 Speculative Swaps. Incur, create, assume or permit to exist any speculative Swap Agreements.

ARTICLE X.

EVENTS OF DEFAULT

Section 10.01 Events of Default. Subject to Section 1.04, in case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document, the Perfection Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (or, if already qualified by materiality, false or misleading) when so made, deemed made or furnished by the Borrower or any other Loan Party, and such default shall continue unremedied for a period of fifteen (15) Business Days after the earlier of (i) notice of such default is provided by the Borrower to the Administrative Agent and/or any Lender and (ii) Borrower’s knowledge of such default;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Sections 8.01(a) [Existence; Businesses and Properties], 8.05(a) [Litigation and Other Notices]8.08, 8.22 or 8.23 (in the case of Section 8.23, after the lapse of any applicable cure period or giving of notice, to the extent required, in each case, under the DOJ Settlement) or in ARTICLE IX [NEGATIVE COVENANTS] provided that any default under Section 9.11 [Financial Covenants] is subject to cure as provided under Section 10.03 [Equity Cure];

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above), such default shall continue unremedied for a period of thirty (30) days after notice of such default is provided by the Borrower to the Administrative Agent and/or any Lender;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness, including the Indebtedness under the Term Loan Credit Agreement, becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired or notice having been given, if so required) the holder or holders of any Material Indebtedness, including the Indebtedness under the Term Loan Credit Agreement, or any trustee or agent on its or their behalf to cause any such Material Indebtedness, including the Indebtedness under the Term Loan Credit Agreement, to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness, including the Indebtedness under the Term Loan Credit Agreement, at the stated final maturity thereof; or (iii) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any definitive documentation governing Material Indebtedness, including the Indebtedness under the Term Loan Credit Agreement; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that this clause (f) shall not apply to any “event of default” arising under Section 7.1(q)(iii) of the Term Loan Credit Agreement;

(g) there shall have occurred a Change in Control;

(h) an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed (including the filing of a notice of intention in respect thereof) relating to (i) the liquidation, reorganization, winding-up, dissolution or suspension of general operations or other relief in respect of the Borrower or any of the Subsidiaries or the Sponsor Guarantor or Holdings, or of a substantial part of the property or assets of the Borrower or any Subsidiary or the Sponsor Guarantor or Holdings, under any Debtor Relief Law, (ii) the appointment of a receiver, liquidator, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or the Sponsor Guarantor or Holdings or for a substantial part of the property or assets of the Borrower or any of the Subsidiaries or the Sponsor Guarantor or Holdings, (iii) the winding-up or liquidation of the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions]) or the Sponsor Guarantor or Holdings; and such case proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or with respect to an English Loan Party, is not discharged, stayed or dismissed within fourteen (14) days of commencement;

(i) the Borrower or any Subsidiary or the Sponsor Guarantor or Holdings shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or the Sponsor Guarantor or Holdings or for a substantial part of the property or assets of the Borrower or any Subsidiary or the Sponsor Guarantor or Holdings, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of, $25.0 million (to the extent not covered by indemnities or insurance) in each case, which judgments are not discharged or effectively waived or stayed within a period of sixty (60) consecutive days from the date of judgment, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a U.S. district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, or a similar event shall have occurred with respect to any Foreign Pension Plan or (iii) the Borrower or any Subsidiary shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by the Sponsor Guarantor, Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) other than in accordance with the Loan Documents, any security interest purported to be created by any Security Document, and to extend to assets that constitute a material portion of the Collateral, shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the relevant Security Document or to file UCC continuation statements or similar filings in other jurisdictions or take the actions described on Schedule 6.04 (it being agreed, for the avoidance of doubt, that the Administrative Agent shall not be required to file UCC continuation statements or similar filings in other jurisdictions or take the actions described on Schedule 6.04) and except to the extent that such loss is covered by a lender’s title insurance policy, the monetary value of such insurance policy which would be sufficient to cover the losses, and the Required Lenders shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees by the Sponsor Guarantor, Holdings or any other Loan Party of any of the Obligations, the Closing Date Pari Passu Intercreditor Agreement or any other material guarantee, subordination or intercreditor provision shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Sponsor Guarantor, Holdings the Borrower, or any other Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);

(m) in the case of the Sponsor Guarantor or Holdings (i) any event or condition occurs that (A) results in any of its Indebtedness in an aggregate principal amount exceeding $25.0 million becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any of its Indebtedness in an aggregate principal amount exceeding $25.0 million or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity; or (ii) it fails to pay the principal of any Indebtedness in an aggregate principal amount exceeding $25.0 million at the stated final maturity thereof; or (iii) after giving effect to any notice or the lapse of any cure periods, an event of default shall be made in the due observance or performance by it of any covenant, condition or agreement contained in any Loan Document to which it is a party or any definitive documentation of any Indebtedness in an aggregate principal amount exceeding $25.0 million;

(n) [Reserved];

(o) [Reserved];

(p) [Reserved];

(q) (i) the final settlement, amount, inclusive of financial liability imposed by the DOJ and any other Governmental Authority, payable by the Loan Parties under the DOJ Settlement in an aggregate amount is more than $60.0 million, (ii) the DOJ Settlement results in the Borrower or any Subsidiary being charged with a felony, except in connection with the Borrower’s or such Subsidiary’s entry into or proposed entry into a deferred prosecution agreement with a felony criminal charge, or (iii) the occurrence of any Specified Outcome;

(r) any breach of or default by the Borrower or any of its Subsidiaries under (after the lapse of any cure period or giving of notice, if so required) (i) the DOJ Settlement, including the breach of any provision of a deferred prosecution agreement entered into in connection with the DOJ Investigation or (ii) any other agreement with any other Governmental Authority entered into in connection with the DOJ Investigation; or

(s) if, as of July 1, 2023 (the “Initial Equity Date”) neither of the following shall have occurred: (a) (i) Holdings shall have received an aggregate investment in cash in the form of preferred equity or common equity in an aggregate gross amount equal to at least $200.0 million from (x) SJL Partners (by itself or through one of its Investment Affiliates) and/or (y) any other Person that is not a consolidated subsidiary of SD Biosensor (such a person described in the foregoing clause (y), an “Additional Equity Investor”) and (ii) Holdings shall distribute the net cash proceeds of the equity investments described in the preceding clause (i) to SD Biosensor for an aggregate amount equal to at least $200.0 million cash or (b) SD Biosensor shall have sold in one transaction or a series of related transactions its preferred equity or common equity interests in Holdings for an aggregate amount equal to at least $200.0 million cash to (x) SJL Partners (by itself or through one of its Investment Affiliates) and/or (y) one or more Additional Equity Investors (the transactions described in the foregoing clauses (a) and (b), an “Additional Equity Investment”). On or prior to Initial Equity Date, SJL Partners or one of its Investment Affiliates has failed to invest into Holdings in the form of preferred equity pursuant to the definitive documentation governing the Additional Equity Investment, which shall provide that SJL Partners or one of its Investment Affiliates fulfill management roles and enjoy such governance rights as are agreed between SJL Partners (or one of its Investment Affiliates) and SD Biosensor.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) exercise all rights and remedies granted to it under any Loan Document and all its rights under any other applicable Law or in equity; and in any event with respect to the Borrower described in clauses (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.02 [Reserved].

Section 10.03 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 10.01 [Events of Default], in the event that the Borrower fails to comply with any Financial Covenant under Section 9.11(c) and (d) [Financial Covenants], then from the last day of the relevant fiscal quarter with respect to which such Financial Covenant are being tested until the date the relevant financial statements are required to be delivered with respect to such fiscal quarter pursuant to Section 8.04(a) [Financial Statements, Reports, etc.] (the “Cure Period”, and the last day of such period, the “Anticipated Cure Deadline”), the Borrower shall have the right to issue or obtain a direct or indirect contribution to its equity (which shall be in the form of common equity (other than Disqualified Stock) or otherwise in a form reasonably acceptable to the Administrative Agent) for cash (it being understood that such contribution to the Borrower’s equity may also be made by the Sponsor Guarantor) (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the irrevocable election of the Borrower to exercise such Cure Right, the calculation of EBITDA (solely as used with respect to such Financial Covenant and solely for purposes of determining compliance with Section 9.11 [Financial Covenants]) shall be recalculated for such fiscal quarter giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased by an amount equal to the Cure Amount; provided, that, in connection with any such increase to EBITDA, there shall be no pro forma or other reduction in Funded Debt, through either the netting of cash or prepayment of Loans or other Indebtedness, with the Cure Amount for the purposes of determining compliance with any Financial Covenants for the periods in which such Cure Amount is included in EBITDA unless the Cure Amount is actually applied to prepay Loans in accordance with Section 2.09(a) of the Term Loan Credit Agreement, and in any event, no such reduction in Funded Debt shall apply to the applicable quarter for which EBITDA was so increased (nor any Test Period which references Consolidated Four Quarter EBITDA including such applicable quarter); and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the applicable Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of Section 9.11 [Financial Covenants] as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Financial Covenants that had occurred shall be deemed automatically cured for the purposes of this Agreement without any further action from any Person.

(b) [Reserved].

(c) Notwithstanding anything herein to the contrary, (i) in the case of direct or indirect cash equity contributions, such Cure Right may not be exercised more than two (2) times during any consecutive twelve (12) month period, (ii) in the case of direct or indirect cash equity contributions, there can be no more than five fiscal quarters in respect of which such Cure Right is exercised after the Closing Date, (iii) for purposes of this Section 10.03 [Equity Cure], the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the applicable Financial Covenant set forth in Section 9.11 [Financial Covenants] plus $500,000, (iv) all Cure Amounts shall be disregarded for purposes of the calculation of EBITDA for all other purposes (including calculating any financial ratio, basket levels, pricing, threshold or other exception or item under the Loan Documents governed by reference to EBITDA), other than for determining compliance with the applicable Financial Covenant and (v) during the Cure Period, the Borrower may not incur any Loans under this Agreement.

Section 10.04 Application of Funds. After the exercise of remedies provided for in Section 10.01 [Events of Default] (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel) payable to the Administrative Agent in its capacity as such (including as collateral agent (or equivalent capacity) for any Secured Party under this Agreement, the Security Documents and the intercreditor agreements);

(b) second, to payment of that portion of the Obligations constituting fees, indemnities, prepayment premiums (if any), expenses and other amounts (other than principal and interest) payable to the Lender (including fees, disbursements and other charges of counsel) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) held by them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and any amounts due and owing in respect of applicable Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge, and Other Lender Provided Financial Service Product, ratably among the Lenders and Secured Parties in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, and not otherwise paid pursuant to clause (d) above, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(f) last, after all of the Obligations have been Paid in Full, to the Borrower or as otherwise required by law.

ARTICLE XI.

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this ARTICLE XI [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 [Modifications, Amendments or Waivers] and 10.01 [Events of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE VII [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE XI [The Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Default or Event of Default has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this ARTICLE XI [The Administrative Agent] and Section 12.03 [Expense; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent but, for the avoidance of doubt, not in respect of any actions taken or omitted by any of them after the retirement or removal.

Section 11.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

Section 11.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Bookrunner (if any), Syndication Agent (if any) or Lead Arranger (if any) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 11.09 Intentionally Omitted.

Section 11.10 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.03 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.08(b) [Letter of Credit Fees] and 12.03 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03 [Expenses; Indemnity; Damage Waiver].

Section 11.12 Collateral and Guaranty Matters.

(a) Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.01 [Modifications; Amendment or Waivers], if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.02 [Liens] relating to Liens securing Capital Lease Obligations and purchase money indebtedness; and

(iii) to release any Guarantor Party from its obligations under a Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor Party from its obligations under a Guarantee pursuant to this Section 11.11.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.13 Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release: (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions], and (ii) any Guarantor Party from its obligations under a Guarantee if the ownership interests in such Guarantor Party are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions].

Section 11.14 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

Section 11.15 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 901 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that

(i) None of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(iv) no fee or other compensation is being paid directly to the Administrative Agent or Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(v) The Administrative Agent and the Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.16 Erroneous Payment.

(a) If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Recipient” or “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b) [Certain ERISA Matters].

(c) Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or

Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.15 [Certain ERISA Matters] shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 11.17 Appointment of Administrative Agent as security trustee.

(a) For the purposes of any Liens or Collateral created under the English Security Agreements, the following additional provisions shall apply.

(b) In this Section 11.16 [Erroneous Payment], the following expressions have the following meanings:

“Appointee” means any receiver, administrator, administrative receiver or other insolvency officer appointed in respect of any Loan Party or its assets.

“Charged Property” means the assets of the Loan Parties subject to a security interest under the English Security Agreements.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Administrative Agent (in its capacity as security trustee).

(c) The Secured Parties appoint the Administrative Agent to hold the security interests constituted by the English Security Agreements on trust for the Secured Parties on the terms of the Loan Documents and the Administrative Agent accepts that appointment.

(d) The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(e) Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Loan Party.

(f) The Administrative Agent shall have no duties or obligations to any other person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(g) The Administrative Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the English Security Agreements and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(h) The Administrative Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the English Security Agreements as may be conferred by the instrument of appointment of that person.

(i) The Administrative Agent shall notify the Secured Parties of the appointment of each Appointee (other than a Delegate).

(j) The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Administrative Agent.

(k) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Administrative Agent (in its capacity as security trustee) under the English Security Agreements, and each reference to the Administrative Agent (where the context requires that such reference is to the Administrative Agent in its capacity as security trustee) in the provisions of the English Security Agreements which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(l) Each Secured Party confirms its approval of the English Security Agreements and authorizes and instructs the Administrative Agent: (i) to execute and deliver the English Security Agreements; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the English Security Agreements together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of the Secured Parties under the English Security Agreements.

(m) The Administrative Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(n) Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by an English Security Agreement and accordingly authorizes: (a) the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Administrative Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(o) Except to the extent that an English Security Agreement otherwise requires, any moneys which the Administrative Agent receives under or pursuant to an English Security Agreement may be: (a) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Administrative Agent) on terms that the Administrative Agent thinks fit, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(p) On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Loan Parties) execute any release of the English Security Agreements or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Administrative Agent considers desirable.

(q) The Administrative Agent shall not be liable for (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by an English Security Agreement; (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by an English Security Agreement; (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or (iv) any shortfall which arises on enforcing an English Security Agreement.

(r) The Administrative Agent shall not be obligated to (i) obtain any authorization or environmental permit in respect of any of the Charged Property or an English Security Agreement; (ii) hold in its own possession an English Security Agreement, title deed or other document relating to the Charged Property or an English Security Agreement; (iii) perfect, protect, register, make any filing or give any notice in respect of an English Security Agreement (or the order of ranking of an English Security Agreement), unless that failure arises directly from its own gross negligence or willful misconduct; or (iv) require any further assurances in relation to an English Security Agreement.

(s) In respect of any English Security Agreement, the Administrative Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(t) In respect of any English Security Agreement, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within fourteen (14) days after receipt of that request.

(u) Every appointment of a successor Administrative Agent under an English Security Agreement shall be by deed.

(v) Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Administrative Agent in relation to the trusts constituted by this Agreement.

(w) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (U.K.).

(x) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any English Security Agreement shall be 80 years from the Closing Date.

ARTICLE XII.

MISCELLANEOUS

Section 12.01 Modifications, Amendments or Waivers. (a) With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

(b) Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

(c) Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby; provided that, only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of the rate of interest borne by any Loan, the Commitment Fee or any other fee payable to any Lender;

(d) Release of Collateral or Guarantor. Except for sales of assets permitted by Section 9.04 [Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions], release all or substantially all of the Collateral or any Guarantor Party from its Obligations under a Guarantee without the consent of all Lenders (other than Defaulting Lenders); or

(e) Miscellaneous. Amend Section 5.04 [Pro Rata Treatment of Lenders], Section 11.03 [Exculpatory Provisions], Section 5.03 [Sharing of Payments by Lenders], Section 10.04 [Application of Funds] or this Section 12.01 [Modifications, Amendments or Waivers], alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.01(b) through (d) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.06 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything else to the contrary in this Section 12.01 [Modifications, Amendments or Waivers], if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision.

Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend (x) the Expiration Date with respect to the Revolving Credit Commitments of Lenders under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; provided that in such case any such proposed extension of the Expiration Date shall have been offered to each Lender with Loans or Commitments under the Revolving Credit Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), and (b) without the consent of any Lender or the Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Revolving Credit Commitment, or (ii) any assignment by any Lender of some or all of its Revolving Credit Commitment, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(B) to reflect such change, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement.

Section 12.02 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

Section 12.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay: (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and any field examinations conducted pursuant to Section 8.07 [Maintaining Records; Access to Properties and Inspections; Field Examinations]) in connection with the syndication of the credit facilities provided for herein, the due diligence, preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights: (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries,

(iv) the Transactions, or (v) any actual or prospective claim, litigation, investigation or proceeding (including the preparation of a defense in connection therewith) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.03(b) [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 12.03(a) [Costs and Expenses] or 12.03(b) [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such subagent) or Issuing Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.03(b) [Indemnification by the Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 12.03 shall be payable not later than ten (10) days after demand therefor.

(f) Survival. Each party’s obligations under this Section 12.03 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 12.04 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.03 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

Section 12.05 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.05(b) [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier: (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.05(b) [Electronic Communications], shall be effective as provided in such Section.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 12.06 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 12.07 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment in Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, ARTICLE 5 [Payments] and Section 12.03 [Expenses Indemnity; Damage Waiver], shall survive Payment in Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment in Full.

Section 12.08 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an assignee in accordance with the provisions of Section 12.08(b) [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 12.08(d) [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.08(e) [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.08(d) [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (other than any Ineligible Institution, unless during the continuance of an Event of Default) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless: (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(2) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(3) the consent of the Issuing Lender and Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in the form provided by the Administrative Agent.

(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.08(c) [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.05 [Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting; Etc.], 5.08 [Increased Costs], and 12.03 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.08 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.08(d) [Participations].

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a register of the names and addresses of the Lenders, and the commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.03 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.01(a) [Increase of Commitment], 12.01(b) [Extension of Payment, Etc.], 12.01(c) [Release of Collateral or Guarantor] or 12.01(d) [Miscellaneous] that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.05 [Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting], 5.08 [Increased Costs], 5.10 [Indemnity] and 5.09 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.09(g) [Status of Lenders] (it being understood that the documentation required under Section 5.09(g) [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.08(b) [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.06(b) [Replacement of a Lender] and Section 5.06(c) [Designation of a Different Lending Office] as if it were an assignee under Section 12.08(b) [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.08 [Increased Costs] or 5.09 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.06(b) [Replacement of a Lender] and Section 5.06(c) [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.03 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g) Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

Section 12.09 Confidentiality.

(a) General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed: (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to: (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) to any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Credit Facility or the CUSIP Service Bureau or any similar agency in connection with the issuance an monitoring of CUSIP numbers with respect to the Revolving Credit Facility, (vii) with the consent of the Borrower or (viii) to the extent such Information: (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement or the other Loan Documents, and the Commitments.

(b) Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 12.09(a) [General].

Section 12.10 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in ARTICLE 7 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 12.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 12.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.05 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Each of the Loan Parties hereby appoints the Borrower (the “Process Agent”) as its agent to receive on behalf of such party and its respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding. Such service may be made by mailing or delivering a copy of such process to any of the Loan Parties in care of the Process Agent at the Process Agent’s address, and each of the Loan Parties hereby authorizes and directs the Process Agent to receive such service on its behalf. Each of the Loan Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (or any political subdivision thereof) by suit on the judgment or in any other manner provided by law. Each of the Loan Parties further agrees that it shall, for so long as any Commitment or any obligation of any Loan Party to the Lenders remains outstanding, continue to retain Process Agent for the purposes set forth in this Section. The Process Agent hereby accepts the appointment of Process Agent by the Loan Parties to act as Process Agent on behalf of the Loan Parties. Further, the Borrower hereby agrees to serve as the Sponsor Guarantor’s agent to receive on behalf of the Sponsor Guarantor and its respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in connection with the Sponsor Guarantee. The Sponsor Guarantor has appointed the Borrower as its process agent in the Sponsor Guarantee.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.12 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 12.13 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.14 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.14, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).]

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

COLUMBUS HOLDING COMPANY, as Holdings

By:	/s/ Sungjae Lee
Name: Sungjae Lee
Title: President

MADEIRA ACQUISITION CORP., as the Initial Borrower

By:	/s/ Sungjae Lee
Name: Sungjae Lee
Title: President

Solely after giving effect to the Merger:

MERIDIAN BIOSCIENCE, INC., as the Borrower

By:	/s/ Andrew Kitzmiller
Name: Andrew Kitzmiller
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Revolving Credit Facility Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Lender and as the Issuing Lender

By:	/s/ David C. Beckett
Name: David C. Beckett
Title: Senior Vice President

[Signature Page to Revolving Credit Facility Credit Agreement]